SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UnitedHealth Group Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2009	9900 Bren Road East Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our 2009 Annual Meeting of Shareholders. We will hold our meeting on Tuesday, June 2, 2009 at 10:00 a.m. central time at UnitedHealth Group South, 9701 Data Park Drive, Minnetonka, Minnesota.

At this year’s meeting, you will be asked to vote on the election of directors, ratification of Deloitte & Touche LLP’s appointment as our independent registered public accounting firm and one shareholder proposal.

Attached you will find a notice of meeting and proxy statement that contain further information about these items and the meeting itself, including:

•	How to obtain admission to the meeting if you plan to attend; and

•	Different methods you can use to vote your proxy, including by Internet and telephone.

Whether or not you attend the meeting in person, we encourage you to vote by Internet or telephone or complete, sign and return your proxy prior to the meeting. If you cannot attend the meeting in person, you may listen to the meeting via webcast. Instructions on how to access the live webcast are included in the attached proxy statement.

Every shareholder vote is important. To ensure your vote is counted at the Annual Meeting, please vote as promptly as possible.

Sincerely,

Stephen J. Hemsley

President and Chief Executive Officer

Richard T. Burke

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF UNITEDHEALTH GROUP INCORPORATED:

UnitedHealth Group Incorporated (the “Company”) will hold its Annual Meeting of Shareholders on Tuesday, June 2, 2009 at 10:00 a.m. central time at UnitedHealth Group South, 9701 Data Park Drive, Minnetonka, Minnesota. The purposes of the meeting are:

1.	To elect the nine nominees that are set forth in the attached proxy statement to the Company’s Board of Directors.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.

3.	To consider one shareholder proposal set forth in the proxy statement, if properly presented at the Annual Meeting.

4.	To transact other business that properly may come before the Annual Meeting or any adjournment or postponement of the meeting.

Only shareholders of record of the Company’s common stock at the close of business on April 3, 2009 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

Dannette L. Smith

Secretary to the Board of Directors

April 23, 2009

We cordially invite you to attend our Annual Meeting. Whether or not you plan to be present at the meeting, please vote by Internet or telephone, or by completing, signing and returning a proxy prior to the meeting. If you later choose to revoke your proxy, you may do so at any time before it is exercised at the Annual Meeting by following the procedures described under Question 13 of the “Questions and Answers about the Annual Meeting and Voting” section in the attached proxy statement.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 2, 2009:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K, as amended, and the Summary Annual Report are available at

www.unitedhealthgroup.com/proxymaterials.

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 2, 2009

GENERAL MATTERS

General Information Regarding Proxy Materials and Annual Meeting of Shareholders

The Board of Directors of UnitedHealth Group Incorporated provides this Proxy Statement to you to solicit proxies to act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors set forth in this Proxy Statement, ratification of the appointment of our independent registered public accounting firm and consideration of one shareholder proposal. The Board of Directors will use the proxies at the 2009 Annual Meeting of Shareholders. The Annual Meeting will take place on Tuesday, June 2, 2009 at 10:00 a.m. central time at UnitedHealth Group South, 9701 Data Park Drive, Minnetonka, Minnesota. The proxies also may be voted at any adjournment or postponement of the meeting.

This Proxy Statement, our Summary Annual Report to Shareholders and our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 are first being mailed to the Company’s shareholders and made available on the Internet at www.unitedhealthgroup.com/proxymaterials on or about April 23, 2009.

Whether or not you plan to attend the Annual Meeting, please vote your proxy by Internet or telephone or by completing, signing and returning the proxy card in the accompanying envelope. All properly executed written proxies, and all properly completed proxies submitted by Internet or telephone that are delivered pursuant to this solicitation will be voted at the 2009 Annual Meeting of Shareholders (including any adjournment or postponement thereof) in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

Only owners of record of shares of common stock of the Company at the close of business on April 3, 2009, the record date, are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On April 3, 2009, the record date, there were 1,181,338,477 shares of common stock issued, outstanding and entitled to vote.

Information About the Notice of Internet Availability of Proxy Materials

This year, instead of mailing a printed copy of our proxy materials, including our Proxy Statement, Summary Annual Report to Shareholders and Annual Report on Form 10-K, as amended, to each shareholder, we have decided to provide access to these materials to our shareholders in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. Accordingly, on April 23, 2009, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our shareholders and posted our proxy materials on the website referenced in the Notice (www.unitedhealthgroup.com/proxymaterials). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and consideration of one shareholder proposal. Also, once the business of the Annual Meeting is concluded, management of the Company will report on our performance. Management, Chairs of each standing Board committee and representatives of Deloitte & Touche LLP will be available to respond to questions from shareholders.

2.	What is a proxy?

It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Christopher J. Walsh and Dannette L. Smith to serve as proxies for the 2009 Annual Meeting.

3.	What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you as a shareholder when we are soliciting your vote.

4.	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

Shareholders of Record.    If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a shareholder of record with respect to those shares, and the Notice or the proxy materials were sent directly to you by Wells Fargo.

Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

5.	How many shares must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the Annual Meeting and vote in person, if you properly vote over the Internet or by telephone or if you properly return a proxy card or voting instruction form by mail. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

6.	How can I access the proxy materials for the Annual Meeting?

Shareholders may access the proxy materials, which include the Notice of Annual Meeting, Proxy Statement (including a form of proxy card), Summary Annual Report to Shareholders and Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 on the Internet at www.unitedhealthgroup.com/proxymaterials. We will also provide a hard copy of any of these documents free of charge upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will help preserve environmental resources.

Shareholders of Record.    If you vote on the Internet at www.eproxy.com/unh, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to www.unitedhealthgroup.com and following the enrollment instructions.

Street Name Holders.    If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

7.	How do I attend the Annual Meeting? What do I need to bring?

To attend the Annual Meeting, you will need to bring an admission ticket and valid photo identification.

Shareholders of Record.    If you are a shareholder of record and received a Notice, the Notice is your admission ticket. If you are a shareholder of record and received proxy materials by mail, your admission ticket is attached to your proxy card. You will need to bring the Notice or the admission ticket with you to the Annual Meeting in order to be admitted to the meeting.

Street Name Holders.    If you hold your shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee with you to the Annual Meeting. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in question 8.

Please note that cameras, sound or video recording equipment or other similar electronic devices, large bags or packages will not be allowed in the meeting room.

8.	How can I vote at the Annual Meeting if I own shares in street name?

If you are a street name holder, you will not be able to vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf.

9.	What shares are included on the Notice, proxy card or voting instruction form?

If you are a shareholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold:

•	in certificate form;

•	in book-entry form; and

•	in any Company benefit plan.

If you hold your shares in street name, you will receive one Notice or voting instruction form for each account you have with a bank or broker.

If you hold shares in our 401(k) savings plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the 401(k) savings plan will vote your 401(k) plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the 401(k) administrators, your voting instructions must be received by 11:59 p.m. Central Time on Thursday, May 28, 2009.

10.	How can I listen to the live webcast of the Annual Meeting?

You can listen to the live webcast of the Annual Meeting by logging on to our website at www.unitedhealthgroup.com and clicking on “Investors” and then on the link to the webcast. An archived copy of the webcast also will be available on our website.

We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

11.	What different methods can I use to vote?

By Written Proxy.    All shareholders of record who received proxy materials by mail can vote by written proxy card. If you received a Notice, you may request a proxy card at any time by following the instructions on the Notice. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet.    All shareholders of record who received proxy materials by mail also can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. If you received a Notice, you may request a proxy card at any time by following the instructions on the Notice. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

In Person.    All shareholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described in question 8.

The Notice is not a proxy card and it cannot be used to vote your shares.

12.	What is the record date and what does it mean?

The record date for the 2009 Annual Meeting is April 3, 2009. The record date is established by our Board of Directors as required by the Minnesota Business Corporation Act. Owners of record of common stock at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

13.	If I submit a proxy, may I later revoke it and/or change my vote?

Shareholders can revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

•	signing another proxy card or voting instruction form with a later date and delivering it to an officer of the Company before the Annual Meeting;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Central Time, on June 1, 2009 (or, if you are a street name holder, such earlier time as your bank or broker may direct);

•	voting at the Annual Meeting if you are a shareholder of record or are a street name holder that has obtained a legal proxy from your bank or broker; or

•	notifying the Secretary to the Board of Directors in writing before the Annual Meeting.

14.	Are votes confidential? Who counts the votes?

We will continue our long-standing policy of holding the votes of all shareholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in case of a contested proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of election to certify the results of the vote.

We will also continue, as we have for many years, to retain an independent inspector to receive and tabulate the proxies and to certify the results.

15.	What are my choices when voting for director nominees, and what vote is needed to elect directors?

In the vote on the election of director nominees, shareholders may:

•	vote in favor of a nominee;

•	vote against a nominee; or

•	abstain from voting with respect to a nominee.

Directors will be elected by a majority of the votes cast by the holders of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting. To address a holdover provision in Minnesota law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy that requires any director who does not receive a greater number of votes “for” than “against” his or her election in an uncontested election to tender his or her resignation from the Board of Directors following certification of the shareholder vote. Under this policy, the Board of Directors will determine whether to accept or reject the offer to resign within 90 days of certification of the shareholder vote. The text of this policy appears in our Principles of Governance, which are available on our website.

The Board of Directors recommends a vote FOR each of the nominees.

16.	What are my choices when voting on each of the other proposals considered at the Annual Meeting, and what vote is needed to approve each proposal?

For each of the other proposals, shareholders may:

•	vote for the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The vote required to approve each proposal, and the Board of Directors’ recommendation, is included below:

•

A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires approval by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board of Directors recommends a vote FOR ratification.

•

A separate vote will be held on the shareholder proposal if it is properly presented at the Annual Meeting. In order to be approved, the shareholder proposal requires approval by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

17.	What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter in the manner described in the Notice or on their proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	FOR the election of all director nominees;

•	FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

•	AGAINST the shareholder proposal if it is properly presented at the Annual Meeting.

18.	How are abstentions and broker non-votes counted?

Abstentions have no effect on the election of directors.

Abstentions have the effect of an “AGAINST” vote on the ratification of the appointment of the Company’s independent registered public accounting firm and on the shareholder proposal. Broker non-votes have no effect on the shareholder proposal.

19.	Are my shares voted if I do not provide a proxy?

If you are a shareholder of record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide voting instructions. Banks and brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The election of directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm are considered routine matters. The shareholder proposal is not considered routine and banks and brokers cannot vote shares without instruction on that proposal. Shares that banks and brokers are not authorized to vote are counted as “broker non-votes.”

20.	Does the Company have a policy about directors’ attendance at the Annual Meeting of Shareholders?

The Company expects directors to attend the Annual Meeting. All of the incumbent directors attended the 2008 Annual Meeting (other than Dr. Shine who was not a director at the time of the 2008 Annual Meeting) and have indicated that they plan to attend the 2009 Annual Meeting.

21.	What are the deadlines for submitting shareholder proposals for the 2010 Annual Meeting?

In order to be eligible for inclusion in our proxy statement for our 2010 Annual Meeting or to be considered at that meeting, shareholder proposals must be received, in writing, at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors, not later than December 24, 2009. Shareholder proposals received after December 24, 2009 would be untimely. Shareholder proposals must be in the form provided in our Bylaws. If we do not receive a shareholder proposal by the deadline described above, the proposal may be excluded from the proxy statement and from consideration at the 2010 Annual Meeting. This advance notice requirement supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.

22.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co. to assist with the solicitation of proxies for an estimated base fee of $17,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about each shareholder known to us to beneficially own more than five percent of the outstanding shares of our common stock, based solely on the information filed by each such shareholder in 2009 for the year ended December 31, 2008 on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Wellington Management Company, LLP	102,161,679	8.46%
75 State Street
Boston, MA 02109

(1)	This information, including percent of class, is based on the Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 17, 2009, reporting beneficial ownership as of December 31, 2008. Wellington Management Company, LLP reported shared voting power for 56,498,279 shares of common stock and shared investment power for 102,161,679 shares of common stock as of December 31, 2008. Wellington Management Company, LLP reported having neither sole voting power nor sole investment power over any of the shares.

The following table provides information about the beneficial ownership of our common stock as of April 3, 2009 by each director and nominee for director, each executive officer named in the 2008 Summary Compensation Table in this proxy statement, and by all of our current directors, executive officers and director nominees as a group. As of April 3, 2009, there were 1,181,338,477 shares of our common stock issued, outstanding and entitled to vote.

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock		Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable Within 60 Days of April 3, 2009	Total (1)	Percent of Common Stock Outstanding
William C. Ballard, Jr.	39,200		338,000	377,200	*
Richard T. Burke	2,728,608	(2)	376,140	3,104,748	*
Robert J. Darretta	2,910	(3)	45,371	48,281	*
Michele J. Hooper	2,940	(3)	30,000	32,940	*
Douglas W. Leatherdale	946,215	(4)	342,220	1,288,435	*
Glenn M. Renwick	1,610		16,429	18,039	*
Kenneth I. Shine, M.D.	0		3,167	3,167	*
Gail R. Wilensky, Ph.D.	34,090		301,800	335,890	*
Stephen J. Hemsley	2,348,620	(5)	7,000,000	9,348,620	*
George L. Mikan III	9,633	(5)	910,000	919,633	*
Thomas L. Strickland	0		378,642	378,642	*
Anthony Welters	3,897		647,500	651,397	*
David S. Wichmann	17,897	(5)	2,144,250	2,162,147	*
All current directors, executive officers and director nominees as a group (18 individuals)	6,347,705	(6)	13,505,044	19,852,749	1.7%

*	Less than 1%.

(1)	Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of April 3, 2009 are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)	Includes 110,308 shares held directly by Mr. Burke’s spouse. Mr. Burke does not have voting or investment power over these shares, and disclaims beneficial ownership of these shares.

(3)	Does not include the following number of vested restricted stock units which are considered owned under the Company’s stock ownership guidelines for directors: Mr. Darretta — 1,563 restricted stock units; and Ms. Hooper — 1,563 restricted stock units.

(4)	Includes 885,615 shares pledged by Mr. Leatherdale as collateral for borrowings from certain financial institutions. Also includes 6,600 shares held in irrevocable trusts for the benefit of Mr. Leatherdale’s grandchildren and for which Mr. Leatherdale disclaims beneficial ownership.

(5)	Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley — 281 shares; Mr. Mikan — 139 shares; and Mr. Wichmann — 210 shares.

(6)	Includes the indirect holdings included in footnotes (2) and (4), the shares held in our executive officers’ 401(k) accounts which were previously held in such officers’ accounts under the Company’s former Employee Stock Ownership Plan, 163,739 shares of restricted stock held by certain of our executive officers, 2,880 shares held in a trust for the benefit of one of our executive officers and 40 shares held in custodial accounts for the benefit of one of our executive officer’s children. Pursuant to the terms of the Company’s 401(k) plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange (“NYSE”). Executive officers, directors and greater-than-10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of these reports and written representations from our executive officers and directors, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements during 2008, with the exception of Ms. Hooper who made a late filing related to a purchase of stock on the open market.

PROPOSAL 1 – ELECTION OF DIRECTORS

Under our Articles of Incorporation and Bylaws, each member of our Board of Directors is elected annually. On February 3, 2009, the Board of Directors, acting upon the recommendation of the Nominating and Corporate Governance Committee, appointed Kenneth I. Shine, M.D. to serve as a director of the Company. The Board of Directors has nominated nine directors for election: William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Stephen J. Hemsley, Michele J. Hooper, Douglas W. Leatherdale, Glenn M. Renwick, Kenneth I. Shine, M.D. and Gail R. Wilensky, Ph.D.

All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the persons named as proxies will elect a replacement.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

Name	Age	Director Since
William C. Ballard, Jr.	68	1993
Richard T. Burke	65	1977
Robert J. Darretta	62	2007
Stephen J. Hemsley	56	2000
Michele J. Hooper	57	2007
Douglas W. Leatherdale	72	1983
Glenn M. Renwick	53	2008
Kenneth I. Shine, M.D.	74	2009
Gail R. Wilensky, Ph.D.	65	1993

The director nominees, if elected, will serve until the 2010 Annual Meeting and until their successors are elected and qualified.

Mr. Ballard served as Of Counsel to Greenebaum Doll & McDonald PLLC, a law firm in Louisville, Kentucky, from June 1992 until July 2008. In 1992, Mr. Ballard retired from Humana, Inc., a company operating managed health care facilities, after serving as the Chief Financial Officer and a director for 22 years. Mr. Ballard is also a director of Health Care REIT, Inc.

Mr. Burke is Chairman of the Board of UnitedHealth Group, has been a member of our Board of Directors since inception, and was Chief Executive Officer of UnitedHealthcare, Inc., our predecessor corporation, until February 1988. From 1995 until February 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc. and Meritage Homes Corporation.

Mr. Darretta is the retired Vice Chairman, Board of Directors, Chief Financial Officer and member of the Executive Committee of Johnson & Johnson, a health care products company. Mr. Darretta served as Chief Financial Officer and a member of the Executive Committee of Johnson & Johnson from 1997 to March 2007. Mr. Darretta joined Johnson & Johnson in 1968. Mr. Darretta is also a trustee for certain Putnam mutual funds.

Mr. Hemsley is President and Chief Executive Officer of UnitedHealth Group and has served in that capacity since November 2006. He has been a member of the Board of Directors since February 2000. Mr. Hemsley joined the Company in 1997 as Senior Executive Vice President. He became Chief Operating Officer in 1998, was named President in 1999, and served as President and Chief Operating Officer from 1999 to November 2006.

Ms. Hooper is Managing Director of The Directors’ Council, a private company which she co-founded in 2003, that works with corporate boards to increase their independence, effectiveness and diversity. She was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care, from 1998 until Stadtlander was acquired in 1999. She is also a director of AstraZeneca plc., PPG Industries, Inc. and Warner Music Group Corp.

Mr. Leatherdale served as the Chairman and Chief Executive Officer of The St. Paul Companies, Inc. (currently known as Travelers Companies, Inc.), a property casualty insurance company, from 1990 until he retired in October 2001. Mr. Leatherdale is also a director of Xcel Energy, Inc.

Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation, an auto insurance company. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer-Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s Consumer Marketing group and served as President of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. Mr. Renwick is also a director of The Progressive Corporation and Fiserv, Inc.

Dr. Shine has served as the executive vice chancellor for health affairs of the University of Texas System, which consists of nine academic campuses and six health institutions, since November 2003. Dr. Shine also served as the interim Chancellor of the University of Texas System from May 2008 until December 2008. Prior to November 2003, Dr. Shine served as President of the Institute of Medicine at the National Academy of Sciences from 1992 until 2002. From 1993 until 2003, Dr. Shine served as a Clinical Professor of Medicine at the Georgetown University School of Medicine. From 1971 until 1992, Dr. Shine served in several positions at the University of California School of Medicine, with his final position being Dean and Provost, Medical Sciences, and he continues to hold the position of Professor of Medicine Emeritus. Dr. Shine has also served as Chair of the Council of Deans of the Association of American Medical Colleges from 1991 until 1992 and as President of the American Heart Association from 1985 until 1986.

Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From December 2006 to December 2007, Dr. Wilensky co-chaired the Department of Defense Task Force on the Future of Military Health Care. During 2007 she also served as a commissioner on the President’s Commission on Care for America’s Returning Wounded Warriors. From May 2001 to May 2003, she was the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans. From 1997 to 2001, she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H. W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is also a director of Cephalon, Inc., Gentiva Health Services, Inc., Quest Diagnostics Incorporated, and SRA International Inc.

CORPORATE GOVERNANCE

Overview

UnitedHealth Group is committed to high standards of corporate governance and ethical business conduct, reporting results with accuracy and transparency, and maintaining full compliance with the laws and regulations that govern our businesses.

Important documents governing our corporate governance practices include our Articles of Incorporation, Bylaws, Principles of Governance, Board of Directors Committee Charters, Standards for Director Independence, Code of Business Conduct and Ethics, Related-Person Transactions Approval Policy, Board of Directors Communication Policy, Political Contributions Policy and Corporate Environmental Policy. You can access these documents at www.unitedhealthgroup.com to learn more about our corporate governance practices. We will also provide a copy of any of these documents published on our website, free of charge, upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors.

Corporate Governance Practices

Some of our key corporate governance practices include:

Board Structure

•	Our Board of Directors is declassified (all directors are elected annually by our shareholders).

•	Our Articles of Incorporation provide that in an uncontested election, each director must be elected by a majority vote.

•	We have a non-executive Chairman of the Board.

Board and Board Committees Composition and Performance

•

We have committed to have five Board seats filled by new independent directors by the end of 2009 in order to bring new experiences, expertise and perspectives onto the Board of Directors. To that end, our Board of Directors has:

¡	formed and convened a Nominating Advisory Committee comprised of representatives from the shareholder and medical communities to provide input into the composition of our Board of Directors; and

¡	added four new independent directors as follows: Robert J. Darretta (April 2007), Michele J. Hooper (October 2007), Glenn M. Renwick (June 2008) and Kenneth I. Shine, M.D. (February 2009).

•	All members of our Audit Committee are required to be financial experts as defined by the SEC.

•

A director may not serve on more than four public company boards of directors (including the Company); any of our current directors serving in January 2007 (who are now limited to serving on six boards) will be subject to this four board limit commencing at our 2012 Annual Meeting of Shareholders.

•	Our directors are required to offer their resignations upon a change in their primary careers.

•

Our Board of Directors conducts executive sessions at each regularly scheduled Board meeting. Our Chairman of the Board presides over each executive session. Our Board committees also conduct executive sessions that are presided over by the Committee Chairs of their respective committees.

•	Our Board of Directors and Board committees have the authority to retain independent advisors.

•	Our Board of Directors and individual directors conduct performance reviews annually.

•	All directors are required to attend director education sessions accredited by RiskMetrics.

Shareholder Rights

•	In 2007, we amended our Articles of Incorporation and Bylaws to:

¡	remove supermajority approval requirements to approve certain business combinations; and

¡	remove supermajority approval provisions for the removal of directors.

Guidelines and Policies

•

Our Board of Directors reviews our chief executive officer (“CEO”) succession plan annually. Our CEO succession plan was developed by our Board of Directors with input from our CEO and has two components: a succession plan that addresses emergency or unanticipated loss of our CEO and a longer term succession plan. Material features of this plan include identification of Board members to lead the succession process, identification and development of internal candidates, and identification of external resources necessary to ensure a successful transition.

•

We have implemented stock ownership guidelines for directors and executive officers. See the discussions under the heading “Compensation Discussion and Analysis — Elements of Our Compensation Program — Other Compensation Practices — Executive Stock Ownership Guidelines” for a description of the stock ownership guidelines for the Company’s executive officers, and under the heading “Director Compensation — Stock Ownership Guidelines” for a description of the stock ownership guidelines for the Company’s non-employee directors.

•

Our Board of Directors has adopted a related-person transactions approval policy regarding the review, approval and ratification of related-person transactions by our Audit Committee. See the discussion under the heading “Certain Relationships and Transactions” below.

•

Our Board of Directors has adopted a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of fraud or misconduct resulting in a restatement of the Company’s financial statements or in the event of a senior executive’s violation of a restrictive covenant. See the discussion under the heading, “Compensation Discussion and Analysis — Elements of Our Compensation Program — Other Compensation Practices — Potential Impact on Compensation from Executive Misconduct” below.

•

Our Board of Directors has adopted an independent compensation consultant policy that requires the consultant engaged by the Compensation and Human Resources Committee to be independent of the Company or the Company will disclose the fees paid to the consultant in the Company’s proxy statement. See the discussion under the heading, “Compensation Discussion and Analysis — Determination of Total Compensation — The Compensation Committee’s Use of an Independent Compensation Consultant.”

•

Our Board of Directors believes that effective Board-shareholder communication strengthens the Board of Directors’ role as an active, informed and engaged fiduciary and has adopted a communication policy which outlines how shareholders may communicate with the Board of Directors. See the discussion under the heading, “Corporate Governance – Communication with the Board of Directors.”

•

Our Board of Directors has adopted a political contributions policy pursuant to which it has committed to disclose semi-annually the political contributions of the Company and its federal and state political action committees.

•

Our Board of Directors has adopted an environmental policy which outlines our focus on minimizing our impact on the environment and creating a Company culture that heightens our employees’ awareness of the importance of preserving the environment and conserving energy and natural resources.

Independent Auditors

•	Our independent registered public accounting firm is ratified by our shareholders annually.

•	The 2008 non-audit fees paid to our independent registered public accounting firm were less than 10% of total fees paid to that firm by the Company in 2008.

Principles of Governance

Our Articles of Incorporation and Bylaws, together with Minnesota law and NYSE and SEC rules, govern the Company. Our Principles of Governance reflect the current views of our Board of Directors and set forth many of our long-standing practices, policies and procedures which provide the foundation of our commitment to best practices. The policies and practices covered in our Principles of Governance include shareholder rights and proxy voting; structure, composition and performance of the Board of Directors; use of an independent compensation consultant; Board of Directors operation; individual director responsibilities; and Board committees. Our Principles of Governance are reviewed at least annually by our Nominating and Corporate Governance Committee and are revised as necessary.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is published on the Company’s website and covers our principles and policies related to business conduct, conflicts of interest, public disclosure, legal compliance, reporting and accountability, corporate opportunities, confidentiality, fair dealing and protection, and proper use of Company assets. Any waiver of the Code of Business Conduct and Ethics for the Company’s executive officers, senior financial officers or directors of the Company may be made only by the Board of Directors or a committee of the Board. Any amendments to the Code of Business Conduct and Ethics and waivers of the Code of Business Conduct and Ethics for our CEO, CFO, Chief Accounting Officer or Controller will be published on the Company’s website.

Ethics & Compliance HelpCenter

We strongly encourage employees to raise ethics and compliance concerns. We offer several channels for employees and third parties to report ethics and compliance concerns or incidents, including concerns about accounting, internal controls or auditing matters. We provide an Ethics & Compliance HelpCenter that is available to employees 24 hours a day, 7 days a week with live operators who can connect to speakers in multiple languages. In addition to phone support, we also provide a website for employees to submit an online report to the HelpCenter. Whether reporting by phone or online, individuals may choose to remain anonymous. Employees may also raise their ethics and compliance concerns with our Ethics and Integrity Office, their manager, the Human Capital department or the Corporate Security department. We prohibit retaliatory action against any individual for raising concerns or questions regarding ethics and compliance matters or for reporting suspected violations. We conduct regular training of all employees to advise them of the means by which they may report possible ethics or compliance issues and their affirmative responsibility to report any possible issues.

Director Independence

Our Board of Directors has adopted the Company’s Standards for Director Independence, which are attached as Appendix A. The Standards for Director Independence were strengthened in 2006 to exceed the standards set by the SEC and the NYSE.

Our Board of Directors has affirmatively determined that each of William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Michele J. Hooper, Douglas W. Leatherdale, Glenn M. Renwick, Kenneth I. Shine, M.D. and Gail R. Wilensky, Ph.D. is “independent” under the NYSE rules and the Company’s Standards for Director Independence and that these directors have no material relationships with the Company.

In determining independence, the Board of Directors considered, among other factors, all of the business relationships between the Company and our directors and nominees, their immediate family members (as defined by the NYSE) or their affiliated companies. In particular, the Board of Directors considered whether any director or any nominee was a partner, significant shareholder or executive officer of an organization that has a relationship with the Company, and charitable contributions that the Company or its affiliates made to organizations with which such directors or nominees are or have been associated. With respect to each of the most recent three fiscal years, the Board of Directors evaluated the following relationships and determined that such relationships did not impair the directors’ exercise of independent judgment:

•

for Mr. Burke and Dr. Shine, the annual amount of payments for goods or services between the Company and the organization where the director (and/or a member of the director’s immediate family) is a significant shareholder or serves as an executive officer;

•

for Mr. Leatherdale and Dr. Wilensky, the amount of the Company’s charitable contributions to organizations where such director serves as an executive officer, director or trustee or with which the director had been associated; and

•	relationships between the Company and organizations on which our outside directors serve as directors.

The Company’s President and CEO, Stephen J. Hemsley, is not an independent director.

In fiscal 2008, James A. Johnson, Thomas H. Kean, Mary O. Mundinger, Dr.P.H. and Robert L. Ryan also served as independent directors until their retirement from the Board of Directors on June 5, 2008. In determining their independence, the Board of Directors considered the relationships discussed in our 2008 proxy statement and determined that such relationships did not impair the directors’ exercise of independent judgment.

Board Meetings and Annual Meeting Attendance

Directors are expected to attend Board meetings, meetings of committees on which they serve and the Annual Meeting of Shareholders. All of our incumbent directors attended the 2008 Annual Meeting (other than Dr. Shine who was not a director at the time of the 2008 Annual Meeting). During the year ended December 31, 2008, the Board of Directors held four regular meetings and eight special meetings. All incumbent directors attended at least 75% of the meetings of the Board and any Board committees of which they were members.

Board Committees

The Board of Directors has established four standing committees: the Audit Committee, the Compensation and Human Resources Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Public Policy Strategies and Responsibility Committee (the “Public Policy Strategies Committee”). These committees help the Board of Directors fulfill its responsibilities and assist the Board of Directors in making informed decisions. Each committee operates under its own written charter, and evaluates its charter and conducts a committee performance evaluation annually.

In addition, during 2006, the Board of Directors formed a Special Litigation Committee, consisting of two former Minnesota Supreme Court Justices with no prior affiliation with the Company, to investigate the claims raised in the shareholder derivative actions and demands related to the Company’s historical option granting practices.

Director	Audit	Compensation and Human Resources	Nominating and Corporate Governance	Public Policy Strategies and Responsibility
William C. Ballard, Jr.	Chair		X
Richard T. Burke*
Robert J. Darretta	X	X
Stephen J. Hemsley
Michele J. Hooper			Chair	X
Douglas W. Leatherdale		Chair	X
Glenn M. Renwick	X
Kenneth I. Shine, M.D.				X
Gail R. Wilensky, Ph.D.		X		Chair

*	Mr. Burke is the Chairman of the Board and ex-officio member of each Board committee.

Audit Committee

The Audit Committee consists of Messrs. Ballard (Chair), Darretta and Renwick, each of whom is an independent director under the NYSE listing standards and the SEC rules. The Board of Directors has determined that Messrs. Ballard, Darretta and Renwick are “audit committee financial experts” as defined by the SEC rules. The Audit Committee has responsibility for the selection and retention of the independent registered public accounting firm, and assists the Board of Directors by overseeing financial reporting, public disclosure and compliance activities. The Audit Committee operates as a direct line of communication between the Board of Directors and our independent registered public accounting firm, as well as our internal audit, compliance and legal personnel. The Audit Committee held eight regular meetings and two special meetings in 2008.

Compensation and Human Resources Committee

The Compensation Committee consists of Messrs. Leatherdale (Chair) and Darretta and Dr. Wilensky, each of whom is an independent director under the NYSE listing standards, a non-employee director under the SEC rules and an outside director under the Internal Revenue Code of 1986 (the “Internal Revenue Code”). The Compensation Committee is responsible for overseeing our policies and practices related to total compensation for executive officers and the administration of our incentive and equity-based plans. The Compensation Committee also negotiates and administers our employment arrangements with our CEO and other executive officers, conducts an annual performance review of the CEO, and reviews and monitors director compensation programs and the Company’s stock ownership guidelines. The Compensation Committee held four regular meetings and four special meetings in 2008.

Nominating and Corporate Governance Committee

The Nominating Committee consists of Ms. Hooper (Chair) and Messrs. Ballard and Leatherdale, each of whom is an independent director under the NYSE rules. The Nominating Committee’s duties include identifying and nominating individuals to be proposed for election as directors at each Annual Meeting or to fill board vacancies, conducting the director and Board evaluation process, evaluating the categorical standards which the Board of Directors uses to determine director independence, and monitoring and evaluating corporate governance. The Nominating Committee held four regular meetings and two special meetings in 2008.

Public Policy Strategies and Responsibility Committee

The Public Policy Strategies and Responsibility Committee consists of Dr. Wilensky (Chair), Ms. Hooper and Dr. Shine. The Public Policy Strategies and Responsibility Committee, formed in May 2006, is responsible for assisting the Board of Directors in fulfilling its responsibilities relating to the Company’s public policy, government relations, community and charitable activities and social responsibilities. The Public Policy Strategies Committee held three regular meetings and one special meeting in 2008.

Special Litigation Committee

The Special Litigation Committee consisted of the Hon. Edward Stringer and the Hon. Kathleen Blatz, former Justice and former Chief Justice, respectively, of the Minnesota Supreme Court. They are not members of the Board of Directors. The Special Litigation Committee was responsible for investigating the claims raised in the shareholder derivative actions and demands related to the Company’s historical option granting practices, and for determining whether any claims should be pursued. The Special Litigation Committee was completely independent of the Board of Directors and the Company. On December 6, 2007, the Special Litigation Committee concluded its review of claims relating to the Company’s historical stock option practices and published a report which is described in “Note 15 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2008.

Director Nomination

Criteria for Nomination to the Board

The Nominating Committee Charter, which is available on our website, provides that the Nominating Committee is responsible for analyzing, on an annual basis, important Board member skills and characteristics, and recommending to the Board of Directors appropriate individuals for nomination as Board members. The Nominating Committee considers the appropriate balance of experience, skills and characteristics required of a director. Nominees for director are selected on the basis of skills and characteristics described in the Company’s Principles of Governance, which include diversity, age, skills (such as an understanding of health care issues, management of large public companies, and academic, political, financial or medical background), familiarity with ethical and corporate governance issues and other relevant factors. The Nominating Committee has also developed a skills matrix that reflects the qualities it believes the Board of Directors as a whole should possess. The Nominating Committee uses the skills matrix to analyze the strengths of each Board member and to determine whether a potential Board member’s skills would complement the skills of the current Board members. A new director may not be a board member on more than four public company boards, including the Company.

Shareholder Proposals for Nominees

The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to the Secretary to the Board of Directors. For the 2010 Annual Meeting, notice must be received at our principal executive offices, directed to the Secretary to the Board of Directors, on or before December 24, 2009, and must set forth the following information: (i) the name, age, business address, residence address and principal occupation or employment of each proposed nominee, (ii) the name and address of the shareholder giving notice is the same as it appears in the Company’s stock register, (iii) the number of shares of the Company’s common stock which are beneficially owned by the nominee and shareholder, and (iv) other information concerning the nominee as would be required in soliciting proxies for the election of that nominee. The notice must also include a signed consent of each nominee to serve as a director of the Company, if elected. Shareholder proposals for nominees received after December 24, 2009 would be untimely.

Nominating Advisory Committee

The Nominating Advisory Committee was formed by the Board of Directors in 2006 to provide the Nominating Committee with additional input from shareholders and others regarding desirable characteristics of director candidates and the composition of the Board of Directors. Input provided by the Nominating Advisory Committee is considered by, but is not binding on, the Nominating Committee. The Nominating Advisory Committee currently includes four individuals affiliated with long-term shareholders of the Company and one individual who is a member of the medical community. Nominating Advisory Committee meetings are convened by the Company. The Nominating Advisory

Committee held two meetings in 2008. At these meetings, the Nominating Advisory Committee provided feedback on desired director characteristics to be represented on the Board of Directors as a whole, including the following factors: overall quality and experience of potential candidates, age, independence from the Company and management, ability to work collegially with other directors, diversity and expertise in clinical health care, accounting or audit, corporate governance/ethics, government/political relations, consumer/marketing, or technology. In addition, members of the Nominating Advisory Committee suggested potential candidates for consideration by the Nominating Committee and provided feedback on the characteristics of candidates under consideration by the Nominating Committee. A description of the Nominating Advisory Committee can be found on the Company’s website at www.unitedhealthgroup.com. Members of the Nominating Advisory Committee do not receive any compensation from the Company for serving on the Nominating Advisory Committee.

Process for Identifying and Evaluating Nominees

The Nominating Committee’s process for identifying and evaluating nominees to the Board of Directors is as follows: In the case of incumbent directors, in addition to the factors listed above under “Criteria for Nomination to the Board,” the Nominating Committee reviews the directors’ overall service to the Company and performance on the Board of Directors during their terms, including the number of meetings attended, level of participation, quality of performance, level of experience, subject matter expertise the director brings to the Company, familiarity with the Company and other relevant factors.

As announced in 2006, the Board of Directors has committed to having five Board seats filled by new independent directors by the end of 2009 in order to bring in new experiences, expertise and perspectives. To that end, the Board of Directors added four new independent directors as follows: Robert J. Darretta (April 2007), Michele J. Hooper (October 2007), Glenn M. Renwick (June 2008) and Kenneth I. Shine, M.D. (February 2009). Dr. Shine was identified after the Nominating Committee determined that, based upon a review of its skill matrix, it was useful for the Board of Directors to include a nationally recognized health care expert with provider experience. Dr. Shine was identified in a nationwide search by the Nominating and Corporate Governance Committee for a person with this skill set and appointed to the Board of Directors in February 2009 upon nomination by the Nominating and Corporate Governance Committee. All other director nominees were elected by shareholders at the 2008 Annual Meeting.

The Nominating Committee has also considered input from the Nominating Advisory Committee regarding appropriate Board composition characteristics. In considering potential candidates, including Messrs. Darretta and Renwick, Ms. Hooper and Dr. Shine, the Nominating Committee assessed that person’s qualifications and how the qualifications fit with the desired composition of the Board of Directors as a whole, including the criteria set forth above under “Criteria for Nomination to the Board” and criteria discussed by the Nominating Advisory Committee. In evaluating a nominee’s qualifications, among other things, the Nominating Committee reviewed biographical information and references, and received input from the full Board of Directors.

The Nominating Committee will consider director candidates put forth by shareholders provided the procedures outlined under the heading “Shareholder Proposals for Nominees” are followed by the shareholders in submitting recommendations. The Nominating Committee will evaluate new candidates according to the procedures outlined in the previous paragraph regardless of the source of the candidate recommendation.

Communication with the Board of Directors

The Board of Directors values the input and insights of our shareholders and believes that effective Board-shareholder communication strengthens the Board of Directors’ role as an active, informed and engaged fiduciary. To facilitate communication, the Board of Directors has adopted a Board of Directors Communication Policy. Under the policy, the Board of Directors has designated the Company’s Secretary to the Board of Directors as its agent to receive and review communications addressed to any director, committee of the Board or the full Board of Directors.

The Company will not forward to the directors communications received which are of a personal nature or not related to the duties and responsibilities of the Board of Directors, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, and opinion survey polls. The Secretary to the Board of Directors will forward complaints and suggestions received to the appropriate members of the Company’s management.

Appropriate Board communications include matters relating to:

•	Board succession planning process;

•	CEO succession planning process;

•	Executive compensation;

•	Corporate governance; and

•	General Board oversight, including accounting, internal accounting controls, auditing and other related matters.

The policy, including information on how to contact the Board of Directors, may be found in the corporate governance section of the Company’s website, www.unitedhealthgroup.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

As described in this Compensation Discussion and Analysis, UnitedHealth Group designed an executive compensation program to attract and retain highly qualified executives and establish a strong relationship between executive pay and Company performance based on the achievement of the enterprise goals and benchmarks described below. The Compensation Committee believes that total compensation for our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers for fiscal 2008 (the “named executive officers”) should be heavily weighted toward long-term performance-based compensation. In 2008, long-term compensation represented approximately 70% of the total mix of base salary, annual and long-term compensation granted to named executive officers other than the CEO. The program, however, does not target a specific mix of compensation between annual and long-term or between equity and cash compensation. Further, given that each executive officer has unique considerations, the program’s flexibility allows the Board of Directors to devise a compensation mix that rewards each individual with the proper incentives.

UnitedHealth Group is committed to the notion that the structure of executive compensation drives growth, increases shareholder value, and spurs management to improve efficiency and market value for the Company. Therefore, in the past several years, extensive changes have been made to the executive compensation arrangements with the aim of aligning management’s incentives with those of our shareholders. First, as described below, the Compensation Committee changed the structure of the annual bonus program to include appropriate incentives for management to achieve UnitedHealth Group’s business strategy. Historically, the sole metric for the long-term incentive plan was earnings per share (“EPS”). In 2008, the Compensation Committee added average return on equity (“ROE”) as a second component to its long-term cash incentive program for the 2008-2010 performance period. In 2008, the Compensation Committee, acting in accordance with current best practices, also included restricted stock units as a component of the equity awards. In 2009, performance-based restricted stock units were included.

These updates to UnitedHealth Group’s executive compensation structure are in line with the Company’s commitment to enhance shareholder value and align executive compensation with long-term performance.

Philosophy and Objectives of our Compensation Program

We seek to attract and retain highly qualified executives and establish a strong relationship between executive pay and Company performance based on the achievement of enterprise goals. We strive to pay competitively and sensibly based on individual and Company performance. We also believe that compensation is not the exclusive means to attract and retain highly qualified executive officers.

The primary objectives of our executive compensation program are to:

•	Attract and retain highly qualified executive officers and motivate them to deliver a high level of performance consistently in the industries and markets in which we compete.

•

Align the economic interests of our executive officers with those of our shareholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total shareholder return and contribute to the long-term health of the Company.

•

Reward performance that emphasizes teamwork and close collaboration among executive officers, supports Company growth by leveraging enterprise capabilities, drives efficiencies and integrates products and services for the benefit of customers and other stakeholders.

•	Reward performance that supports the Company’s values by promoting and instilling a culture of integrity, business ethics, customer and provider service, community service and diversity.

•	Reward performance that furthers our mission to help people live healthier lives.

•	Foster an entrepreneurial spirit that reflects innovative thinking and action, and effective and accountable management to maximize shareholder value and leverage the ingenuity of our employees.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and realize our executive compensation program objectives:

1.	Pay for performance. A substantial portion of the total compensation of our named executive officers is composed of annual and long-term incentive payments that are earned upon achievement of financial and non-financial outcomes that either influence or produce shareholder value creation.

2.	Enhancing long-term health of the business. We base annual cash incentives on achievement of goals and objectives that reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. We believe this balanced mix encourages named executive officers to weigh the longer-term health of the Company while avoiding excessive risk-taking in the short-term.

3.	Reward long-term growth and sustained profitability. Compensation of our named executive officers is heavily weighted toward equity and cash awards that are earned upon achievement of long-term goals. These awards encourage our named executive officers to deliver continued growth over an extended period of time and aid us in the retention of executive officers who are vital to our long-term success. The equity awards, coupled with executive stock ownership guidelines, further assure the alignment of interests between our named executive officers and our shareholders.

4.	Modest benefits and limited perquisites. We provide standard employee benefits and very limited perquisites or other forms of compensation to our named executive officers. We believe that the financial opportunities provided to our named executive officers through our compensation program minimize the need for extra benefits or perquisites and that the absence of such benefits or perquisites does not impact our ability to attract and retain such executives.

Determination of Total Compensation

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee’s practice has been to retain independent compensation consultants to advise the Compensation Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. From mid-2006 through 2008, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its compensation consultant. Semler Brossy took directions from, and reported directly to, the Compensation Committee and did not perform any work for management except at the direction of the Compensation Committee. In February 2009, the Compensation Committee retained Towers Perrin to act as its compensation consultant. Prior to retaining Towers Perrin, the Compensation Committee considered prior relationships that Towers Perrin had with the Company and the health benefits consulting services that Towers Perrin provides to certain customers of the Company. The Compensation Committee concluded that Towers Perrin is an independent compensation consultant under the Board of Directors’ recently enacted policy regarding the use of an independent compensation consultant.

In 2009, the Board of Directors adopted a policy formalizing the Compensation Committee’s practice of using an independent compensation consultant. The policy provides that if the Compensation Committee does not use an independent consultant, the Company will disclose the consultant’s lack of independence in its proxy statement and disclose by appropriate category the aggregate payments made to the consultant. The consultant will not be considered independent if it or any member of its affiliated group is paid by the Company or its affiliates for any services or products not provided at the direction and under the supervision of the Compensation Committee in an amount that exceeds 2% of the affiliated group’s consolidated gross revenues. In addition, the consultant will not be deemed independent if the individuals providing services to the Compensation Committee provide any services or products to the Company, its affiliates or management that are not provided at the direction and under the supervision of the Compensation Committee.

Competitive Positioning

The Compensation Committee determines the overall compensation for the named executive officers based on its own evaluation, including internal pay equity considerations, tenure and performance of various executive officers, input from its independent consultant and benchmark data. The Compensation Committee believes that total compensation for named executive officers should be heavily weighted toward long-term performance-based compensation, but it does not target a specific mix of compensation between annual and long-term compensation or between equity and cash compensation. In 2008, long-term (cash and equity) compensation represented approximately 70% of the total mix of base salary, annual and long-term compensation granted to named executive officers other than the CEO because our CEO did not receive any equity awards in 2008.

In general, the Compensation Committee’s goal is to achieve total compensation for each named executive officer, as well as all executive officers as a group, that falls within a range of 50-75% of benchmark data if paid at target. In 2008, the Compensation Committee discontinued its previous practice of reviewing individual components of compensation against benchmark data because it felt this approach placed undue emphasis on the individual elements of compensation instead of its desired focus on the competitive positioning of total compensation.

In 2007, the Compensation Committee, with the advice of its independent compensation consultant, established the peer group below. In addition to reviewing data from peer group companies when considering annual cash incentive awards for 2008, long-term cash incentive awards for the 2006-2008 performance period and equity awards made in February 2009, the Compensation Committee also considered general industry data maintained by Towers Perrin, which includes approximately 800 companies, as well as a subset of the companies included in the general industry data, with revenues in excess of $50 billion.

The Compensation Committee reviewed the general industry data because it contains more companies and is more robust than the peer group and allows for adjustments to ensure comparability based on size or scope. For example, the Compensation Committee believes that the data derived from the peer group companies does not contain comparable roles for two of the Company’s executive officers. In 2009, the Compensation Committee intends to conduct a best practices review of our peer group. The peer group companies are:

3M Company	Lowe’s Companies, Inc.
Abbott Laboratories	McDonald’s Corporation
Aetna Inc.	Medtronic, Inc.
American Express Company	PepsiCo, Inc.
Amgen Inc.	Procter & Gamble Company
Anheuser-Busch Companies, Inc.*	Target Corporation
Boeing Company	United Parcel Service, Inc.
Caterpillar Inc.	United Technologies Corporation
CIGNA Corporation	Wachovia Corporation*
Coventry Health Care, Inc.	Walgreen Co.
Dow Chemical Company	Washington Mutual, Inc.*
DuPont (EI) De Nemours	WellPoint, Inc.
Humana Inc.	Wells Fargo & Company
Johnson & Johnson

Companies highlighted in italics are the five largest publicly traded managed care companies with which we compete. The Company does not feel, however, that it is appropriate to benchmark its compensation practices only against other managed care companies because we are larger, more complex and more diverse than those companies, and we compete for talent and capital with other successful large companies without regard to industry. Companies marked with an asterisk were acquired during 2008.

Role of Management and CEO in Determining Executive Compensation

While the Compensation Committee has the responsibility to approve and monitor all compensation for our named executive officers, management plays an important role in determining executive compensation. At the Compensation Committee’s request, management recommends appropriate enterprise-wide financial and non-financial performance goals. Management works with the Compensation Committee to establish the agenda and prepare meeting information for each Compensation Committee meeting. Our CEO assists the Compensation Committee by providing his evaluation of the performance of the named executive officers who report directly to him and recommends compensation levels for such named executive officers. Our CEO does not, however, make recommendations regarding or participate in the determination of his own compensation.

Use of Tally Sheets and Wealth Accumulation Analysis

When making compensation decisions, the Compensation Committee reviews tally sheet information for each of our named executive officers. These tally sheets are prepared by management and quantify the elements of each named executive officer’s total compensation, including base salary, annual cash incentive awards and long-term cash incentive awards, stock ownership levels, value of benefits provided, 401(k) and deferred compensation balances and three-year reported compensation on Form W-2. The tally sheets also include a summary of all equity awards previously granted to each named executive officer, the gain realized from past vesting or exercise of equity awards and the projected value of accumulated equity awards based upon various stock appreciation scenarios. This is done to more effectively analyze not only the amount of compensation each named executive officer has accumulated to date, but also to better understand the amount the named executive officer could accumulate in the future.

At the request of the Compensation Committee, in September 2008, Semler Brossy performed a review to determine how targeted compensation awards for named executive officers compared to realized compensation during the period from 2005 through 2008. This analysis showed that the then current intrinsic value of those awards were well below their original targeted value, demonstrating alignment with shareholders given the performance of the Company’s stock during this period.

Elements of our Compensation Program

Overview

The compensation program for our named executive officers consists of the following elements:

Compensation Element	Objective	Form and Type of Compensation
Base salary	To provide a minimum, fixed level of cash compensation for the named executive officers	Annual cash compensation, not at risk
Annual cash incentive awards	To encourage and reward named executive officers for achieving annual corporate performance goals	At risk, annual performance compensation
Long-term cash incentive awards	To encourage and reward named executive officers for achieving three year corporate performance goals	At risk, long-term performance compensation
Equity awards	To retain named executive officers and align their interests with shareholders	At risk, long-term performance compensation
Employee benefits	To promote health, well-being and financial security of employees, including named executive officers	Annual indirect compensation, not at risk

Annual Compensation

Base Salary

The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year, with changes becoming effective during the first quarter of the fiscal year. In 2008, the Compensation Committee approved increases to the base salaries of each of our named executive officers, other than Mr. Hemsley, to $700,000 annually, based upon the recommendation of our CEO. Our CEO believed that internal base pay parity was important to reinforce the importance of executive teamwork and success among all of the Company’s business lines to meeting the goals set forth in the Company’s 2008 strategic business plan. The Compensation Committee did not increase Mr. Hemsley’s salary in 2008 ($1,300,000).

Annual Cash Incentive Awards

Annual cash incentive awards are paid if our Company meets or exceeds annual performance goals as determined by the Compensation Committee for that year. These awards are considered qualified performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under the Company’s 2008 Executive Incentive Plan, the material terms of which were approved by the Company’s shareholders in 2008, the maximum potential annual bonus pool is equal to 2% of net income. For each participating named executive officer, the Compensation Committee established a maximum potential annual cash incentive award that was expressed as a percentage of the bonus pool and, under the terms of the 2008 Executive Incentive Plan, could not exceed 25% of the annual bonus pool. The actual annual cash incentive award for each named executive officer for 2008 was less than such percentage of the bonus pool established by the Compensation Committee, and was determined based on the performance criteria and target performance goals described below. This approach was designed to establish each named executive officer’s annual cash incentive award in a manner that complied with the performance-based compensation requirements of Section 162(m), while preserving the Compensation Committee’s flexibility to determine the actual annual cash incentive award for each named executive officer up to the maximum amount under the Company’s 2008 Executive Incentive Plan. In February 2008, the Compensation Committee approved performance criteria and target performance goals to pay out an annual cash incentive award. These performance measures are based on enterprise wide measures because the Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company as key members of the Company’s leadership team. The following table sets forth these performance measures, as well as the actual performance in each of those categories:

2008 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2008 Performance
Revenue	1/3	$74.7 billion	$83.0 billion	$87.2 billion	$81.2 billion
Operating Income	1/3	$7.695 billion	$8.550 billion	$8.978 billion	$6.346 billion
Cash Flow		$6.3 billion	$7.0 billion	$7.4 billion	$4.8 billion
Customer and Physician Satisfaction	1/3	Establish enterprise-wide baseline of performance in 2007	2% above baseline	4% above baseline	1% above baseline
Employee Engagement		Establish enterprise-wide baseline of performance in 2007	2% above baseline	4% above baseline	4% above baseline
Employee Teamwork		Establish enterprise-wide baseline of performance in 2007	2% above baseline	4% above baseline	1% above baseline

Consistent with the terms of the 2008 Executive Incentive Plan, the following adjustments to the Company’s 2008 Operating Income and Cash Flow were made to exclude gains and losses relating to extraordinary, unusual or nonrecurring items:

•	Operating Income was positively adjusted for pre-tax operating costs related to:

▪	settlement of class action litigation related to reimbursement for out-of-network medical services ($350M);

▪	settlement of two class action lawsuits and related legal costs ($882M); and

▪	employee severance related to operating cost reduction initiatives and other items ($46M).

•	Operating Income was negatively adjusted for pre-tax operating costs related to:

▪	insurance recoveries and legal fees related to various matters ($10M); and

▪	proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada ($185M).

•	Cash Flow was positively adjusted for net cash payments related to settlement of two class action lawsuits related to the Company’s historical stock option practices ($600M).

In determining the actual amount of annual cash incentive compensation to be awarded to each named executive officer, the Compensation Committee considers overall Company performance against all approved goals as set forth in the table above, as well as performance by each individual, and retains discretion to pay an annual incentive award that is higher or lower based on this consideration. The Compensation Committee also has discretion to consider other factors, such as regulatory compliance, reputation advancement, brand identity and public and social responsibility, in determining annual cash incentive awards.

In approving the performance measures for annual cash incentive awards in 2008 set forth in the table above, the Compensation Committee sought to broadly align the compensation of our named executive officers to key elements of the Company’s 2008 strategic business plan, which was developed in late 2007. Development of the Company’s 2008 strategic business plan was a robust process that involved input from all of the Company’s business units and was reviewed with the Company’s Board of Directors in the fourth quarter of 2007.

The financial performance measures set forth in the table above represented meaningful growth in revenues, operating earnings and operating cash flow at the target performance level. These financial performance measures at target were consistent with the 2008 financial outlook presented in December 2007 at the Company’s annual Investor Conference. The non-financial performance measures were intended to incent named executive officers to take actions necessary (and incur associated costs) to achieve improvements in customer and provider satisfaction and to encourage employee behaviors that contribute to the overall success of the enterprise. These measures were viewed to be important to obtaining longer-term financial successes that might not be immediately reflected in annual financial results.

The Compensation Committee believes that the breadth of financial and non-financial performance measures for the 2008 annual cash incentive award set forth in the table motivate the named executive officers to achieve results that should create value for our shareholders on both a short- and long-term basis. The breadth of financial and non-financial performance measures also serves to mitigate the possibility that named executive officers will take excessive risks to achieve their maximum annual bonus. At the beginning of 2008, the Company believed it was unlikely that the enterprise-wide revenue, operating income and cash flow goals for 2008 could be achieved without substantial performance on a broad range of material initiatives contained in the 2008 strategic business plan that were designed to drive growth, improve service, reduce medical costs while improving outcomes, and lower operating costs through increased productivity. These material initiatives included the following:

•	significant growth in Medicare and Part D enrollment;

•	expansion of Medicaid markets and programs;

•	decreased year-over-year decline in commercial risk-based enrollment;

•	the roll-out and expansion of new commercial products including EDGE, Total Choice and Vital Measures;

•	revitalization of the commercial broker distribution channel;

•	expansion of the provider Premium Designation program to increase the transparency, improve the quality and reduce the cost of health care for fully insured and self-funded customers;

•	re-launch of a consumer health portal and the expansion of private health portals in OptumHealth;

•	reduced operating cost ratio; and

•	completion of the Sierra Health Services acquisition.

Because management did not fully realize its plans with respect to enrollment growth, medical cost ratios and reduced operating cost ratios, 2008 revenues were between the threshold and target levels of performance and 2008 operating income and cash flow did not achieve the threshold level of performance.

Determination of 2008 Annual Cash Incentive Award Amounts

At the beginning of each year, the Compensation Committee approves an “annual incentive target percentage” for each named executive officer as a percentage of the named executive officer’s base salary. The maximum cash incentive award that each named executive officer may earn is equal to two times the applicable annual incentive target percentage. The amount of the annual cash incentive award to be paid to each named executive officer in a particular fiscal year is approved by the Compensation Committee in the first quarter of the following fiscal year.

The annual incentive target percentages for annual cash incentive awards to our named executive officers and the actual 2008 annual cash incentive award paid are set forth in the table below:

Annual Cash Incentive Awards
Name	Target Percentage (% of Salary)	Target Award Value ($)	Maximum Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
S. Hemsley	125%	1,625,000	3,250,000	1,218,750	75%
G. Mikan	100%	700,000	1,400,000	1,400,000	200%
A. Welters	100%	700,000	1,400,000	525,000	75%
D. Wichmann	100%	700,000	1,400,000	525,000	75%

The Compensation Committee believes that it was important to provide the same target opportunity to all of the named executive officers, other than Mr. Hemsley, to increase collaboration and teamwork across the enterprise, to recognize the skills and versatility of each of the named executive officers and to reflect internal parity of contributions. In recognition of his leadership role as Chief Executive Officer, Mr. Hemsley’s annual incentive target percentage was approved at 125% of base salary.

The Company’s 2008 Executive Incentive Plan requires an executive officer to be employed with the Company on the date that awards are paid in order to receive a payment of the award. As a result, because of the timing of Mr. Strickland’s departure in mid-January 2009 to accept a senior level position in the U.S. Department of Interior, he was ineligible to receive an annual cash incentive award. The factors considered by the Compensation Committee in determining the 2008 annual cash incentive award amounts are discussed under “Rationale for Individual Incentive Compensation Decisions” below.

Long-Term Incentive Compensation

The long-term cash incentive program, together with equity awards, represents the largest portion of named executive officer compensation. This combination of long-term incentives provides a compelling performance-based compensation opportunity, aids in aligning and retaining the senior management team and accelerates the leveraging of business unit capabilities across the enterprise.

Long-Term Cash Incentive Awards

The long-term cash incentive awards program creates a strong financial incentive for achieving or exceeding three-year financial goals for the enterprise. These awards are considered qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Long-term cash incentive awards for the 2006-2008 performance period are paid under the Company’s 2002 Executive Incentive Plan, the material terms of which were approved by the Company’s shareholders in 2002. The maximum potential long-term cash incentive award for any participant is equal to 1% of the Company’s earnings for the performance period. The actual long-term cash incentive award for each named executive officer for the 2006-2008 performance period was less than such percentage of the Company’s earnings for the performance period and was determined based on the long-term incentive plan metrics described below. This approach was designed to establish each named executive officer’s long-term cash incentive award in a manner that complied with the performance-based compensation requirements of Section 162(m), while preserving the Compensation Committee’s flexibility to determine the actual long-term cash incentive award for each named executive officer up to the maximum amount under the Company’s 2002 Executive Incentive Plan.

Historically, the Compensation Committee used EPS as the sole long-term incentive plan metric for awards under the long-term incentive program, as sustained earnings growth over a longer period should contribute to our market valuation and have a favorable impact on the future appreciation of our stock. Beginning in 2007, the Compensation Committee added average ROE as a second long-term cash incentive plan metric for awards for the three-year performance period beginning that year. The Compensation Committee believes the combination of these two metrics correlates closely to the creation of shareholder value over the long-term and measures management’s effectiveness at reinvesting capital. Each performance metric is based on achievement of the Company’s long-term strategic business plan and is not targeted to performance by the Company’s peer group companies.

The Company did not readjust performance measures for open performance periods to include an ROE component (including the 2006-2008 performance period) due to implications related to treatment as qualified performance-based compensation under Section 162(m).

The long-term cash incentive award for the 2006-2008 performance period was granted under the Company’s 2002 Executive Incentive Plan. The following table shows the performance measure and targets for the 2006-2008 long-term cash incentive award, approved by the Compensation Committee in January 2006, as well as the actual performance achieved:

Performance Measure	Threshold Performance	Maximum Performance	Actual Performance 2006-2008
Cumulative EPS	$8.57	$10.08	$9.42

The first-year component of the cumulative three-year EPS required for maximum performance was based on the Company’s business plan and external outlook for 2006. The annual targets used to build up to the cumulative three-year EPS required for maximum performance corresponded to a compound annual growth rate of 15.7% over the three-year period. This growth rate was consistent with the Company’s then stated goal of achieving 15% long-term earnings growth. In approving the target, the Company was of the view that achieving performance at those levels would require significant revenue growth, effective medical and operating cost management and efficient use of capital. A threshold cumulative EPS requirement was approved at 85% of the three-year $10.08 target (which equaled $8.57).

Consistent with the terms of the 2002 Executive Incentive Plan, the Compensation Committee approved the following adjustments to the Company’s reported EPS for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring losses:

•

in 2008, reported EPS was increased by a net amount of $0.55 to exclude pre-tax operating costs of $1.28 billion relating to the settlement of class-action lawsuits and related legal costs and employee severance related to operating cost reduction initiatives and other items, and to exclude a $195 million relating to the reduction in operating costs for the proceeds from the sale of assets and membership in the individual Medicare Advantage business in Nevada and insurance recoveries and legal fees related to various matters; and

•	in 2007, reported EPS was increased by $0.08 to exclude expenses related to the Company’s corrective actions under Section 409A of the Internal Revenue Code (“Section 409A”).

Actual results for the 2006-2008 performance period were above the EPS threshold, but below the maximum cumulative EPS requirement. The Company had strong EPS growth in 2006 and 2007, with a compound annual growth rate of 23%, as adjusted. However, EPS declined in 2008 due to a number of factors, including the factors discussed under “Annual Cash Incentive Awards” above and the challenging economic environment, resulting in a three-year average compound annual growth rate of 8.5%, as adjusted.

Determination of Long-Term Cash Incentive Awards

The long-term incentive target percentage for each named executive officer was approved at 50% of average base salary over the three-year incentive period. The maximum long-term cash incentive award that may be earned by a named executive officer is equal to two times the long-term incentive target percentage.

The amount of the long-term cash incentive award to be paid to the named executive officers is approved by the Compensation Committee in the first quarter of the fiscal year following the three-year performance period. The Compensation Committee may exercise discretion with respect to the amount of the long-term cash incentive which is payable, for either threshold or maximum financial performance results.

Long-Term Cash Incentive Awards — 2008

The long-term incentive target percentages for long-term cash incentive awards to our named executive officers and the actual long-term cash incentive awards paid based on 2006-2008 EPS results and the exercise of Compensation Committee discretion are set forth in the table below:

Long-Term Cash Incentive Award
Name	Target Percentage (% of 3-Yr. Avg. Base Salary)	Target Award Value ($)	Maximum Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target Award)
S. Hemsley	50%	603,269	1,206,538	603,269	100%
G. Mikan	50%	276,705	553,410	350,000	126%
A. Welters	50%	293,750	587,500	350,000	119%
D. Wichmann	50%	311,292	622,584	350,000	112%

Mr. Mikan became a participant in the long-term cash incentive program in May 2006 in connection with his assumption of enterprise-wide responsibilities and, as a result, the target value of his long-term cash incentive award was prorated.

The factors considered by the Compensation Committee in the exercise of its discretion in the approval of the 2006-2008 long-term cash incentive award amounts are discussed under “Rationale for Individual Incentive Compensation Decisions” below. As discussed in “Determination of 2008 Annual Cash Incentive Award Amounts” above, due to the timing of Mr. Strickland’s departure, he was ineligible to receive a long-term cash incentive award.

Equity Awards

Awards of equity-based compensation to our named executive officers complement long-term cash incentives and serve the purposes described above under “Long-Term Cash Incentive Awards.” In addition, equity-based awards encourage a strong equity stake in our Company and align the interests of named executive officers and our shareholders. All outstanding equity-based compensation awards to the named executive officers have been awarded under one of three equity-based compensation plans. The most recent equity-based compensation plan, the 2002 Stock Incentive Plan, is the source of current awards.

While the Compensation Committee historically has emphasized stock options and/or stock-settled stock appreciation rights (“SAR”), it has begun using other forms of equity-based grants as general trends in equity-based compensation change. The Compensation Committee determined that equity-based compensation for 2008 should include both SAR grants and restricted stock unit (“RSU”) grants to achieve better balance, effectiveness and decreased leverage of equity-based compensation.

SAR grants were selected because they have a similar accounting treatment to stock options and result in a smaller number of shares being issued from our 2002 Stock Incentive Plan. This extends the life of the authorized pool of shares under the 2002 Stock Incentive Plan that are available for future equity awards. RSU grants were selected because they are full value shares with time vesting and, as such, provide added retention value. In February 2009, the Compensation Committee decided to include awards of performance-based restricted stock units (“performance shares”) as a component of the total compensation awarded to named executive officers. The Compensation Committee believes that the use of performance shares further strengthens the pay-for-performance alignment of the Company’s compensation program. The Compensation Committee’s decision to grant performance shares was informed, in part, by discussions held between the Company and certain of its shareholders regarding the merits of performance shares in a pay-for-performance executive compensation program. The number of performance shares that each named executive officer will receive will be determined at the end of a three-year performance period and will be dependent upon the achievement of average EPS growth percentages and average ROE performance metrics approved by the Compensation Committee.

The Compensation Committee approves all equity awards, including those made to our named executive officers. SAR awards are made with an exercise price equal to or greater than fair market value on the date of grant, and typically have a term of ten years with 25% of the award vesting on each of the first four anniversaries of the date of grant. RSU awards are valued at the fair market value on the date of grant, and typically vest 25% annually on each of the first four anniversaries of the date of grant. The Company does not pay dividend equivalents on RSUs granted to employees.

Equity Awards — 2008

Stephen J. Hemsley. In light of the value of equity awards previously granted to Mr. Hemsley, and with the agreement of Mr. Hemsley, the Compensation Committee did not grant any equity-based awards to him in 2008.

Other Named Executive Officers. In June 2008, the Compensation Committee granted a mix of equity-based compensation awards to each of the Company’s other named executive officers with a FAS 123R value at the time of grant of approximately $3 million set forth in the table below. The mix of equity-based compensation to be awarded to each executive officer was determined upon individual circumstances.

Name	SARs	RSUs
G. Mikan	60%	40%
A. Welters	25%	75%
D. Wichmann	60%	40%
T. Strickland	60%	40%

For further information regarding equity award grants in 2008, see “2008 Grants of Plan-Based Awards” below.

Thomas L. Strickland. In addition to the equity compensation granted to Mr. Strickland in June 2008, the Compensation Committee also granted Mr. Strickland an award of 65,000 shares of restricted stock in February of 2008 in light of strong performance as discussed in more detail below.

Equity Award Practices

The Compensation Committee’s equity award policy is designed to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of equity-based incentive plans. The Compensation Committee’s equity award policy requires that all grants of equity awards be made at set times and at the sole discretion of the Compensation Committee. The Compensation Committee does not delegate authority to management to grant equity awards. As a result, we do not have a specific program, plan or practice to time equity compensation awards to named executive officers in coordination with our release of material information.

Since 2002, the Company has decreased the aggregate number of shares subject to equity awards made on an annual basis as a percentage of shares outstanding at year end. The aggregate number of shares subject to equity awards made in 2008 was less than 2% of the Company’s shares outstanding at the end of 2008.

For grants in 2009, the Company reinstated provisions providing for continued vesting and exercise of equity awards after employee retirement for five years, subject to certain conditions. For this provision, retirement is generally defined as the attainment of age 55 or older with at least 10 continuous years of service with the Company. The Compensation Committee elected to provide such continued vesting and exercisability because such provisions are a common market practice and our other retirement benefits are limited to the Company’s 401(k) Plan and non-qualified deferred compensation plans.

Rationale for Individual Incentive Compensation Decisions

Stephen J. Hemsley. Mr. Hemsley’s 2008 annual and 2006-2008 long-term cash incentive awards were determined by the Compensation Committee after considering the results of a performance evaluation conducted by the Compensation Committee. The amount of these awards was based on:

•

Achievement of some, but not all, of the additional performance measures for the 2008 annual cash incentive award, and three-year EPS performance that was between the threshold and maximum level payouts;

•	Achievement of certain operational and financial goals and objectives of the Company in the face of challenging circumstances;

•	Leadership in filling key positions in key corporate areas and obtaining positive results for the Company using the new team of employees;

•	Leadership in positively enhancing the Company’s culture, including furthering a strong governance culture and encouraging corporate social responsibility initiatives;

•	General recognition for strong and effective leadership, including:

¡	In January 2008, Institutional Investor magazine named Mr. Hemsley as one of the top CEOs in America and the Number 1 CEO in Managed Care;

¡	Institutional Investor magazine ranked the Company’s corporate governance practices as Number 5 of all large to mega-cap companies in the United States in April 2008; and

¡	Fortune magazine’s recognition of the Company in 2008 as being the most innovative health care company for the third year in a row;

•

An internal pay analysis of Mr. Hemsley’s cash incentive compensation to cash incentive compensation awarded to other executive officers at the Company, which the Compensation Committee believes is appropriate because the senior leadership team, including the CEO, is most responsible for the Company’s performance; and

•	An external pay analysis and comparison of Mr. Hemsley’s compensation to certain of the executive officers at the Company’s competitors.

Based on Mr. Hemsley’s performance evaluation and the competitive positioning of Mr. Hemsley’s overall compensation for 2008, the Compensation Committee proposed to increase the amount of the 2008 annual and 2006-2008 long-term cash incentive awards paid to Mr. Hemsley above the payout at the performance levels that the Company met. Mr. Hemsley, however, voluntarily declined such proposed increase due to the challenges the Company faced in 2008 and the challenging economic circumstances facing the Company in 2009.

George L. Mikan III. Mr. Mikan’s 2008 annual and 2006-2008 long-term cash incentive awards were determined by the Compensation Committee after considering recommendations made by and a performance evaluation conducted by Mr. Hemsley. Although certain performance measures for the 2008 annual cash incentive award were not met, the Compensation Committee awarded Mr. Mikan an annual cash incentive payment and long-term cash incentive award at a higher percentage of target than the awards made to other named executive officers. These awards were based on a number of factors, including the following:

•

Unparalleled and widely recognized management of the Company’s investment portfolio at a time of great market stress in 2008, resulting in a net unrealized loss of approximately two-tenths of 1% of the portfolio at December 31, 2008;

•	Mr. Mikan’s skill and leadership abilities, including his ability to take on additional enterprise-wide responsibilities and perform well;

•	Achievement of some, but not all of the additional performance measures for the 2008 annual cash incentive award and three-year EPS performance that was between the target and maximum level payouts;

•	Achievement of certain operational and financial goals and objectives of the Company in the face of challenging circumstances;

•	Efforts and emphasis on enterprise-wide ethical values and leadership by example in community service initiatives; and

•

An internal pay analysis and comparison of the cash incentive compensation of the named executive officers to each other and to certain of the other most senior managers at the Company. The Compensation Committee believes an internal pay analysis is appropriate because the executive officers, including the named executive officers, are most responsible for the Company’s financial results.

David S. Wichmann and Anthony Welters. The 2008 annual and 2006-2008 long-term cash incentive awards for Messrs. Wichmann and Welters were determined by the Compensation Committee after considering recommendations made by and performance evaluations conducted by Mr. Hemsley. These awards were based on a number of factors, including the following:

•	Achievement of some, but not all of the additional performance measures for the 2008 annual cash incentive award and three-year EPS performance that was between the target and maximum level payouts;

•	Achievement of certain operational and financial goals and objectives of the Company in the face of challenging circumstances;

•	The responsibilities of each named executive officer;

•	Cross enterprise teamwork and collaboration efforts of each named executive officer and emphasis on enterprise-wide ethical values;

•	The skill and leadership abilities of each named executive officer, including the ability of each of them to take on additional enterprise-wide responsibilities and perform well; and

•

An internal pay analysis and comparison of the cash incentive compensation of the named executive officers to each other and to certain of the other most senior managers at the Company. The Compensation Committee believes an internal pay analysis is appropriate because the executive officers, including the named executive officers, are most responsible for the Company’s financial results.

Thomas L. Strickland. Subsequent to the end of the 2008 fiscal year, Mr. Strickland left the Company to accept a senior level position in the U.S. Department of the Interior. The Compensation Committee awarded Mr. Strickland a bonus of $2 million because his departure date made him ineligible to receive any awards under the terms of the Company’s Executive Incentive Plan. The Compensation Committee further decided that the vesting of the SARs, RSUs and restricted stock previously granted to Mr. Strickland should be accelerated and the exercise period of such SARs should be extended due to Mr. Strickland’s extraordinary service to the Company during 2008.

The Compensation Committee considered the circumstances under which Mr. Strickland joined the Company as well as a number of factors in determining these compensation awards, including the following:

•	Mr. Strickland’s leadership in reorganizing and rebuilding the Company’s legal department, resulting in external recognition of the strength of the Company’s corporate governance practices;

•	Mr. Strickland’s leadership in filling key positions in the Company’s legal department;

•	Mr. Strickland’s leadership in modeling an appropriate commitment to ethical conduct and building a pro bono program across the Company;

•	Mr. Strickland’s success in pursuing and responding to the Company’s legal and regulatory challenges, including the successful resolution of certain important matters;

•	An external pay analysis of Mr. Strickland’s compensation; and

•	The implication of Mr. Strickland’s departure date precluding him from being eligible to receive any cash incentive awards earned in 2008 under the Executive Incentive Plan.

The Compensation Committee did not make specific assessments of, quantify or otherwise assign relative weights to the factors considered in reaching its decisions with respect to any of the named executive officers. See the “2008 Summary Compensation Table” and other related compensation tables below for details regarding 2008 total compensation.

Other Compensation

Benefits

Our named executive officers are generally eligible to participate in our broad-based employee health, welfare and retirement benefit programs. These benefits include a 401(k) savings plan, an employee stock purchase plan, short- and long-term disability plans, term life insurance coverage, medical, vision and dental plans, flexible spending account plan and an employee assistance plan.

In addition to these benefits, our named executive officers are eligible to receive supplemental long-term disability coverage equal to 60% of base salary (up to $420,000) and all of our named executive officers, other than Mr. Hemsley, are eligible to receive supplemental group term life insurance coverage of $2 million at Company expense. Named executive officers are also eligible to participate in our non-qualified Executive Savings Plan. See the “2008 Non-Qualified Deferred Compensation” table below for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan. Our Executive Savings Plan does not provide for guaranteed or above-market interest.

As part of its continued focus on the community, the Company implemented an Executive Board Service Matching Program in March of 2008. This program is available to approximately 200 senior leaders of the Company, including the named executive officers. This program provides for Company matching contributions to certain charitable and nonprofit organizations up to a maximum amount of $10,000 per organization. In order to receive the matching contribution, the employee must serve on the board of the charitable or nonprofit institution and make a financial contribution of an equal amount.

Perquisites

We do not believe that providing generous executive perquisites is either necessary to attract and retain executive talent or consistent with our pay-for-performance philosophy. Therefore, we do not provide perquisites such as executive physicals, company automobiles, security services, private jet services, financial planning services, club memberships, apartments, vacation homes or drivers for personal travel to our executive officers. Our corporate aircraft use policy prohibits personal use of corporate aircraft by any executive officer, including our named executive officers. Because there is essentially no incremental cost to the Company, however, the policy does permit an executive officer’s spouse to accompany the executive officer on a business flight on Company aircraft.

Employment Agreements and Post-Employment Payments and Benefits

In 2006 and 2007, the Company entered into new employment agreements with each of our named executive officers, as described in greater detail in “Executive Employment Agreements.” None of these agreements provides for fixed minimum annual equity awards, fixed cash incentive awards or perquisites. The Company’s policies related to post-employment payments and benefits do not provide for enhanced cash severance payments upon termination in connection with a change-in-control or for excise tax gross up payments payable in connection with a change in control. The Company also does not have supplemental executive retirement plan obligations for its named executive officers, other than Mr. Hemsley. In 2006, Mr. Hemsley and the Company agreed to freeze his supplemental executive retirement plan at $10.7 million.

The employment agreements with our named executive officers provide for certain severance payments in connection with their termination of employment under various circumstances, typically termination by the Company without “cause” or in some cases by the executive officer for a “good reason.” See the “Executive Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” for additional information regarding potential severance payments that may be made to named executive officers. We have provided these post-employment payments and benefits and severance payment triggers because they have enabled us to obtain specific post-employment non-competition, non-solicitation and non-disclosure agreements with our executive officers that we believe are of value to the Company and our shareholders.

Our equity award agreements typically provide that the awards become fully vested and exercisable if the executive officer’s employment ends due to death or disability, or if a change in control of the Company occurs. We adopted acceleration of the vesting of equity awards upon a change in control in 1994 to offer our executive officers greater protection in the context of a corporate restructuring. Our equity award agreements also generally provide for continued vesting and exercisability during any period in which an executive officer receives severance and for continued exercisability of an award for a limited period of time after termination of employment for other reasons. In addition, certain equity awards granted from 2002 to 2005 and in 2009 provide for continued vesting and exercisability for up to five years after retirement, subject to certain conditions.

Other Compensation Practices

Executive Stock Ownership Guidelines

The Compensation Committee believes that requiring significant stock ownership by our named executive officers further aligns their interests with those of long-term shareholders. Under the stock ownership guidelines established in 2006, each named executive officer must beneficially own a number of shares of the Company’s common stock with a fair market value equal to or in excess of a specified multiple of the individual’s base salary within three years of adoption of the policy or an executive officer’s election or appointment as an executive officer for the first time, whichever is later, as follows:

•	for the CEO, five times base salary; and

•	for other executive officers, two times base salary.

Stock options and SARs do not count toward satisfaction of the ownership requirements under the guidelines, regardless of their vesting status. However, RSUs and restricted stock awards are counted toward the satisfaction of the ownership requirements. The Compensation Committee periodically reviews compliance with this requirement. As of the record date of this proxy statement, all of our named executive officers meet the ownership requirements.

Transactions in Company Securities

In general, SEC rules prohibit uncovered short sales of shares of our common stock by our executive officers, including the named executive officers. Accordingly, our insider trading policy prohibits short sales of shares of our common stock by our executive officers, including the named executive officers, and discourages all employees from engaging in any hedging transactions relating to our common stock. The policy also requires all employees to consult with our Office of the Chief Legal Officer if they intend to engage in any hedging transactions. In 2008, no executive officer consulted with the Office of the Chief Legal Officer regarding hedging transactions.

Potential Impact on Compensation from Executive Misconduct

If the Board of Directors determines that an executive officer has engaged in fraud or misconduct, the Board of Directors may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline as would be appropriate. Actions taken would vary depending on the facts and circumstances and may include, without limit: (1) a termination of employment and (2) initiating legal action against the executive officer. In addition, with respect to approximately 50 members of senior management, if the fraud or misconduct causes, in whole or in part, a material restatement of the Company’s financial statements, action may include (a) seeking reimbursement of the entire amount of cash incentive compensation awarded to the executive officer, if the executive officer would have received a lower (or no) cash incentive awards if calculated based on the restated financial results and (b) canceling all outstanding vested and unvested equity awards subject to the clawback policy and requiring the executive officer to return to the Company all gains from equity awards realized during the twelve-month period following the filing of the incorrect financial statements.

Accounting and Tax Considerations

Section 162(m) imposes a $1 million limit on the amount that a company may annually deduct for compensation to its CEO and its three other highest-paid executive officers employed at the end of the year, unless, among other things, the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by the shareholders. The Compensation Committee seeks to structure most elements of our executive compensation program to meet this exception. However, to maintain flexibility to promote varying corporate goals, we have not adopted a policy requiring all compensation to be deductible. In particular, stock options granted under the Company’s 1998 Broad-Based Stock Incentive Plan (the “1998 Plan”) and exercised by named executive officers do not qualify as performance-based compensation, however no equity awards have been granted under the 1998 Plan since April 2002. Also, future exercises of stock options determined to have an exercise price less than the closing price of our common stock on the accounting measurement date as a result of the review of our historical stock option practices may not qualify as performance-based compensation under Section 162(m). In light of the Company’s amendments to its compensation plans and actions related to certain outstanding equity awards during 2007 and 2008, the Company believes that its executive compensation plans and agreements are in compliance with Section 409A.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2008. This report was provided by the following independent directors who comprise the Compensation and Human Resources Committee:

Douglas W. Leatherdale (Chair)

Robert J. Darretta

Gail R. Wilensky, Ph.D.

2008 Summary Compensation Table*

The following table provides certain summary information for the fiscal years ended December 31, 2008, 2007 and 2006 relating to compensation paid to, or accrued by us on behalf of, our named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	Option/SAR Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)		All Other Compensation ($) (5)	Total ($)

Stephen J. Hemsley President and Chief Executive Officer	2008	1,300,000	—		—	—	(6)	1,822,019	—	(7)	119,023	3,241,042
	2007	1,300,000	—		—	8,134,691		3,635,000	—		94,838	13,164,529
	2006	1,019,615	—		—	11,290,311		2,875,000	257,229		106,873	15,549,028

George L. Mikan III Executive Vice President and Chief Financial Officer	2008	692,115	—		176,982	2,774,947		1,750,000	—		1,137,362	6,531,406
	2007	650,000	—		—	3,224,258		1,282,000	—		71,874	5,228,132
	2006	445,809	—		—	2,123,277		748,000	—		22,192	3,339,278

Thomas L. Strickland Former Executive Vice President and Chief Legal Officer (8)	2008	692,115	2,000,000	(8)	1,397,926	898,915		—	—		27,852	5,016,808

Anthony Welters Executive Vice President and President of Public and Senior Markets Group	2008	692,115	—		331,844	2,438,557		875,000	—		1,297,661	5,635,177
	2007	634,616	—		—	3,170,328		1,282,000	—		298,632	5,385,576

David S. Wichmann Executive Vice President and President of UnitedHealth Group Operations	2008	696,058	—		176,982	2,838,223		875,000	—		52,607	4,638,870
	2007	675,000	—		—	2,774,954		1,282,000	—		38,601	4,770,555
	2006	496,693	—		—	2,584,633		1,081,000	—		32,359	4,194,685

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary to an understanding of the information disclosed in this table. Please see “Executive Employment Agreements” below for a description of the material terms of each named executive officer’s employment agreement.

(1)	Amounts reported include the following salary amounts deferred by the named executive officers under our Executive Savings Plan:

Name	Year	Amount deferred
Stephen J. Hemsley	2008	$64,200
George L. Mikan III	2008	$27,727
Thomas L. Strickland	2008	$27,727
Anthony Welters	2008	$53,712
David S. Wichmann	2008	$27,963

(2)	The actual value to be realized by a named executive officer related to stock options/SARs depends upon the appreciation in value of the Company’s stock and the length of time the stock options/SARs are held. No value will be realized with respect to any stock option/SAR if the Company’s stock price does not increase following the award’s grant date.

The amounts reported in this column are based on the dollar amount recognized for financial statement reporting purposes with respect to the Company’s fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 in accordance with FAS 123R, but disregarding the estimate of forfeitures related to service-based vesting conditions, for the fair value of stock options and SARs, as applicable, granted in 2008, as well as prior fiscal years (2004, 2005, 2006 and 2007). These amounts reflect the Company’s accounting expense for these awards, including expenses relating to payments of cash to Messrs. Mikan and Welters made in connection with increasing the exercise price of certain Company stock options in 2007, and do not correspond to the actual value that will be recognized by the named executive officers.

For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see “Note 12 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008. These assumptions also have been used in computing the dollar amount recognized for financial statement reporting purposes since fiscal 2003.

See the “2008 Grants of Plan-Based Awards” table for information on SAR and stock awards made in 2008.

(3)	Amounts reported include both annual and long-term cash incentive awards to our named executive officers under our Executive Incentive Plan. The annual incentive awards earned in 2008 and paid in 2009, including amounts deferred by the named executive officers, were the following:

Name	Year	Total amount of annual cash incentive award	Amount of annual cash incentive award deferred
Stephen J. Hemsley	2008	$1,218,750	$73,125
George L. Mikan III	2008	$1,400,000	$84,000
Anthony Welters	2008	$525,000	$31,500
David S. Wichmann	2008	$525,000	$31,500

The long-term cash incentives earned for the 2006-2008 incentive period under our Executive Incentive Plan and paid in 2009 were the following:

Name	Period	Total amount of long-term cash incentive award
Stephen J. Hemsley	2006-2008	$603,269
George L. Mikan III	2006-2008	$350,000
Anthony Welters	2006-2008	$350,000
David S. Wichmann	2006-2008	$350,000

(4)	Named executive officers participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. The Executive Savings Plan does not credit above-market earnings or preferential earnings to the amounts deferred, and accordingly, no non-qualified deferred compensation earnings have been reported. Under the Executive Savings Plan, there are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(5)	All other compensation includes the following:

Name	Year	Company Matching Contributions Under 401(k) Savings Plan	Company Matching Contributions Under Executive Savings Plan	Company Matching Contributions Under Executive Board Service Matching Program (a)	Insurance Premiums	Other (b)
Stephen J. Hemsley	2008	$8,050	$108,250	—	—	—
George L. Mikan III	2008	$8,050	$42,686	—	—	$1,081,533
Thomas L. Strickland	2008	$—	$13,886	—	$10,320	—
Anthony Welters	2008	$5,513	$40,154	$30,000	—	$1,215,774
David S. Wichmann	2008	$8,050	$38,024	—	—	—

As permitted by SEC rules, we have omitted perquisites and other personal benefits that we provided to certain named executive officers in 2008 as the aggregate amount of such compensation to each of the named executive officer was less than $10,000. In addition, consistent with SEC rules, we have not separately quantified and identified those items of other compensation that have a value of less than $10,000.

(a)	As part of its commitment to serve local communities, the Company encourages its executive officers to serve on the boards of charitable organizations and to financially contribute to those organizations. The Company has adopted a policy pursuant to which it will match certain charitable contributions made by an executive officer if the executive officer also serves on the board of the charitable organization. The amount included for Mr. Welters represents donations to charitable organizations made by the Company in 2008 to match the donations Mr. Welters made to charitable organizations on whose board he serves.

(b)

As part of our review of the Company’s historical stock option practices, the Company determined that certain historical stock options granted to individuals who were non-executive officer employees at the time of grant (including Messrs. Mikan and Welters) were granted with an exercise price that was lower than the closing price of our common stock on the applicable accounting measurement date, subjecting these individuals to additional tax under Section 409A. For any outstanding stock options subject to additional tax under Section 409A that were granted to non-executive officer employees, the Company increased the exercise price and committed to make cash payments to these holders following the vesting of the options based on the difference between the original stock option exercise price and the revised increased stock option exercise price. The payments will be made on a quarterly basis following vesting of the applicable awards. If the modified stock options are subsequently exercised, the Company will recover these cash payments at that time from exercise proceeds at the revised increased stock option exercise prices.

(6)	Mr. Hemsley did not receive any equity awards in 2008. The Company recognized all compensation expense for Mr. Hemsley’s outstanding equity awards in prior years.

(7)	In May 2006, the amount of Mr. Hemsley’s supplemental retirement benefit was frozen based on his current age and average base salary and converted into a lump sum of $10,703,229. As such, there was no increase in the benefit payable to Mr. Hemsley under his supplemental retirement benefit in fiscal 2008.

(8)	Mr. Strickland resigned as Executive Vice President and Chief Legal Officer on January 21, 2009. Due to the timing of Mr. Strickland’s departure, the Compensation Committee awarded Mr. Strickland a bonus in lieu of any amounts that would have otherwise been payable to him as an annual cash incentive or long-term cash incentive under the Company’s Executive Incentive Plan.

2008 Grants of Plan-Based Awards*

The following table presents information regarding each grant of an award under our compensation plans made during 2008 to our named executive officers for fiscal 2008.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option/ SAR Awards: Number of Securities Underlying Options/ SARs (#)		Exercise or Grant Price of Option/ SAR Awards ($/Sh) (1)	Grant Date Fair Value of Stock or Option/ SAR Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)
Stephen J. Hemsley (3) President and Chief Executive Officer Annual Cash Incentive Award (4) Long-Term Cash Incentive Award (5)
	—	1,462,500	1,625,000	3,250,000	—		—		—	—
	—	494,687	659,583	1,319,166	—		—		—	—
George L. Mikan III Executive Vice President and Chief Financial Officer Annual Cash Incentive Award (4) Long-Term Cash Incentive Award (5) SAR Award (6) Restricted Stock Unit Award (7)
	—	630,000	700,000	1,400,000	—		—		—	—
	—	265,385	353,846	707,692	—		—		—	—
	6/5/2008	—	—	—	—		203,642		33.94	1,912,198
	6/5/2008	—	—	—	36,452		—		—	1,237,181

Thomas L. Strickland

Former Executive Vice President and Chief Legal Officer

Annual Cash Incentive Award (4)

Long-Term Cash Incentive Award (5)

SAR Award (6)

Restricted Stock Unit Award (7)

Restricted Stock Award (7)

	—	630,000	700,000	1,400,000	—		—		—	—
	—	265,385	353,846	707,692	—		—		—	—
	6/5/2008	—	—	—	—		203,642	(8)	33.94	1,912,198
	6/5/2008	—	—	—	36,452	(8)	—		—	1,237,181
	2/19/2008	—	—	—	65,000	(8)	—		—	3,125,200

Anthony Welters

Executive Vice President and President

of Public and Senior Markets Group

Annual Cash Incentive Award (4)

Long-Term Cash Incentive Award (5)

SAR Award (6)

Restricted Stock Unit Award (7)

	—	630,000	700,000	1,400,000	—		—		—	—
	—	265,385	353,846	707,692	—		—		—	—
	6/5/2008	—	—	—	—		84,851		33.94	796,751
	6/5/2008	—	—	—	68,348		—		—	2,319,731

David S. Wichmann

Executive Vice President and President

of UnitedHealth Group Operations

Annual Cash Incentive Award (4)

Long-Term Cash Incentive Award (5)

SAR Award (6)

Restricted Stock Unit Award (7)

	—	630,000	700,000	1,400,000	—		—		—	—
	—	265,877	354,503	709,006	—		—		—	—
	6/5/2008	—	—	—	—		203,642		33.94	1,912,198
	6/5/2008	—	—	—	36,452		—		—	1,237,181

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary to an understanding of the information disclosed in this table.

(1)	Each per share exercise price/grant price of the awards shown was the per share closing market price of our common stock on the NYSE on the grant date.

(2)

The actual value to be realized by a named executive officer depends upon the appreciation in value of the Company’s stock and the length of time the award is held. No value will be realized with respect to any SAR award if the Company’s stock price does not increase following the grant date. The amount reported in the column is based on the grant date fair value of the awards computed in accordance with FAS 123R. For a description of the assumptions used in computing the grant date fair value for the SAR award pursuant to FAS 123R, see “Note 12 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008. The grant date fair value of each restricted stock and restricted stock unit award is computed in accordance with FAS 123R based on the closing stock price on the grant date.

(3)	Mr. Hemsley did not receive any equity awards in 2008. On February 19, 2008, the exercise prices of Mr. Hemsley’s following outstanding options were increased, consistent with his intentions previously disclosed in the Report of the Special Litigation Committee dated December 6, 2007. The increase in exercise prices lowered the fair value of the awards from the fair value calculated based on the original terms of the award and as a result the incremental fair value, computed in accordance with FAS 123R, is zero.

Grant Date	Option Shares Outstanding (#)	Original Exercise Price ($)	2008 Revised Exercise Price ($)
02/11/2004	300,000	29.7000	36.2382
02/11/2004	600,000	39.7783	58.3600
02/12/2003	300,000	20.0600	58.3600
02/12/2003	900,000	30.1383	58.3600

(4)	Amounts represent estimated potential payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2008. The Executive Incentive Plan permits a maximum annual bonus pool for executive officers equal to 2% of our Company’s net income (as defined in the plan) and no executive officer may receive more than 25% of such annual bonus pool. The maximum amounts reported for each named executive officer equal two times each named executive officer’s target amount because the Compensation Committee limited annual cash incentive payouts to not more than two times the target amount. In order for any amount to be paid, the Company must achieve approved performance metrics of (i) growth and innovation, (ii) operating income and cash flow and (iii) stewardship. The actual annual cash incentive amounts earned in connection with the 2008 awards were paid in 2009, and are reported in the “2008 Summary Compensation Table.” See “Compensation Discussion and Analysis — Elements of our Compensation Program — Annual Compensation — Annual Cash Incentive Awards” for a description of the Company’s annual cash incentive award program. Mr. Strickland did not participate in the payout of the 2008 annual cash incentive award due to his resignation on January 21, 2009.

(5)

Amounts represent estimated future payouts of long-term cash incentive awards granted under our Executive Incentive Plan in 2008 for the 2008-2010 incentive period, to be paid in 2011. The Executive Incentive Plan permits a maximum long-term bonus pool for executive officers equal to 2% of our Company’s average net income (as defined in the plan) during the performance period and no executive officer may receive more than 25% of such long-term bonus pool. The maximum amounts reported for each named executive officer equals two times each named executive officer’s target amount because the Compensation Committee limited the long-term cash incentive payout maximum amount to not more than two times each named executive officer’s target amount. In 2008, upon recommendation by management, the Compensation Committee approved a minimum cumulative EPS goal and an average ROE goal for the 2008-2010 incentive period that must be achieved before the target amount shown above becomes earned and payable. Each measure is weighted equally. In 2011, the Compensation Committee will determine whether or not the goals have been achieved. The estimated target and maximum awards listed in the table were computed assuming that participants’ salaries are increased 5% effective February 1, 2010. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Long-Term Cash Incentive Awards” for a description of the Company’s long-term cash incentive award program. Mr. Strickland will not participate in the payout of the long-term cash incentive award due to his resignation on January 21, 2009.

(6)	Amounts represent the number of SARs granted under our 2002 Stock Incentive Plan. These SARs expire ten years following the date of grant, vest and become proportionately exercisable on each of the first four anniversaries of the date of grant, and are subject to earlier termination upon certain events related to termination of employment. SARs not yet exercisable generally become exercisable upon a change-in-control of the Company, as this term is defined in each executive’s equity-award agreement. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Equity Awards at 2008 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

(7)	Amounts represent the number of shares of restricted stock units or restricted stock awards granted under our 2002 Stock Incentive Plan. These shares of restricted stock units and restricted stock awards proportionately vest on each of the first four anniversaries of the date of grant, and are subject to earlier termination upon certain events related to termination of employment. Restricted stock units and restricted stock awards not yet vested generally become vested upon a change-in-control of the Company, as this term is defined in each executive’s equity-award agreement. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Equity Awards at 2008 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

(8)	The vesting of these awards was accelerated upon Mr. Strickland’s resignation on January 21, 2009 and the exercise period for the stock appreciation rights was extended to the original expiration date of each award.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table presents information regarding outstanding equity awards held at the end of 2008 by our named executive officers for fiscal 2008.

	Option/SAR Awards							Stock Awards
Name	Date of Option/SAR Grant	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Option/ SAR Exercise/ Grant Price ($)		Option/ SAR Expiration Date (2)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (3)
Stephen J. Hemsley President and Chief Executive Officer	1/31/2006 5/2/2005 5/2/2005 2/3/2005 2/3/2005 2/11/2004 2/11/2004 2/11/2004 2/12/2003 2/12/2003 1/7/2002 1/17/2001 3/8/2000 10/13/1999 10/13/1999	100,000 62,500 125,000 300,000 150,000 300,000 300,000 600,000 300,000 900,000 1,200,000 1,200,000 1,200,000 1,995,000 2,880,000	100,000 — 62,500 150,000 — — — — — — — — — — —	(4) (5) (5)	59.4200 57.4183 48.3550 45.2800 55.3583 29.7000 36.2382 58.3600 58.3600 58.3600 25.0925 18.0475 15.6250 8.7188 8.7188	(6) (6) (6) (6)	1/31/2016 5/2/2015 5/2/2015 2/3/2015 2/3/2015 2/11/2014 2/11/2014 2/11/2014 2/12/2013 2/12/2013 1/7/2012 1/17/2011 3/8/2010 10/13/2009 10/13/2009	—	—		—
George L. Mikan III Executive Vice President and Chief Financial Officer	6/5/2008 5/28/2007 5/28/2007 5/2/2006 10/31/2005 5/2/2005 11/4/2004 5/10/2004 10/28/2003 10/28/2003 2/12/2003 2/12/2003 8/5/2002 8/5/2002 1/7/2002	— — 43,750 62,500 33,750 75,000 190,000 150,000 17,500 52,500 25,000 75,000 30,000 30,000 25,000	203,642 75,000 131,250 62,500 11,250 25,000 — — — — — — — — —	(4) (7) (4) (4) (4) (4)	33.9400 54.4100 54.4100 48.5800 60.0700 48.5700 42.8650 30.7050 26.1750 28.1000 20.0600 20.7250 22.1100 20.5350 18.1225		6/5/2018 5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 11/4/2014 5/10/2014 10/28/2013 10/28/2013 2/12/2013 2/12/2013 8/5/2012 8/5/2012 1/7/2012	6/5/2008	36,452	(4)	969,623
Thomas L. Strickland Former Executive Vice President and Chief Legal Officer	6/5/2008 5/28/2007	— 43,750	203,642 131,250	(8) (8)	33.9400 54.4100		6/5/2018 5/28/2017	6/5/2008 2/19/2008 5/28/2007	36,452 65,000 40,000	(8) (8) (8)	969,623 1,729,000 1,064,000
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	6/5/2008 5/28/2007 5/28/2007 5/2/2006 10/31/2005 5/2/2005 11/4/2004 10/28/2003	— — 37,500 50,000 30,000 75,000 270,000 97,500	84,851 25,000 112,500 50,000 10,000 25,000 — —	(4) (7) (4) (4) (4) (4)	33.9400 54.4100 54.4100 48.5800 60.0700 48.5700 42.8650 28.1000		6/5/2018 5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 11/4/2014 10/28/2013	6/5/2008	68,348	(4)	1,818,057

	Option/SAR Awards						Stock Awards
Name	Date of Option/SAR Grant	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Option/ SAR Exercise/ Grant Price ($)	Option/ SAR Expiration Date (2)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (3)
David S. Wichmann Executive Vice President and President of UnitedHealth Group Operations	6/5/2008 5/28/2007 5/28/2007 5/2/2006 10/31/2005 5/2/2005 5/2/2005 12/7/2004 12/7/2004 8/6/2004 8/6/2004 11/28/2003 11/28/2003 2/12/2003 8/5/2002 1/7/2002 1/17/2001 1/17/2001 7/26/2000 3/8/2000	— — 37,500 75,000 48,750 25,000 50,000 154,000 154,000 75,000 75,000 112,500 37,500 200,000 200,000 300,000 80,000 240,000 120,000 60,000	203,642 25,000 112,500 75,000 16,250 — 25,000 — — — — — — — — — — — — —	(4) (7) (4) (4) (4) (5)	33.9400 54.4100 54.4100 48.5800 59.0000 49.7886 48.3550 39.8500 42.2986 33.1236 31.5350 29.3986 26.9500 22.5086 22.1100 18.2375 14.7000 14.5075 14.7891 8.0859	6/5/2018 5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 5/2/2015 12/7/2014 12/7/2014 8/6/2014 8/6/2014 11/28/2013 11/28/2013 2/12/2013 8/5/2012 1/7/2012 1/17/2011 1/17/2011 7/26/2010 3/8/2010	6/5/2008	36,452	(4)	969,623

(1)	All exercisable options/SARs are currently vested.

(2)	The expiration date shown is the latest date that options/SARs may be exercised. Options/SARs may terminate earlier in certain circumstances, such as in connection with the named executive officer’s termination of employment.

(3)	Based on the per share closing market price of our common stock on December 31, 2008 of $26.60.

(4)	Vest 25% annually over a four year period beginning on the first anniversary of the grant date.

(5)	Vest 33% annually over a three year period beginning on the second anniversary of the grant date.

(6)	The exercise prices of the stock options were increased on February 19, 2008 as further described in note 3 to the 2008 Grants of Plan-Based Awards table.

(7)	Vest 100% on the 6th anniversary of the grant date.

(8)	The vesting of these awards was accelerated upon Mr. Strickland’s resignation on January 21, 2009. Mr. Strickland’s stock appreciation rights will remain exercisable through their original expiration date.

2008 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options during 2008 by our named executive officers and vesting of restricted stock awards held by our named executive officers for fiscal 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Hemsley President and Chief Executive Officer	365,000	6,233,838 (2)	—	—
George L. Mikan III Executive Vice President and Chief Financial Officer	100,000	1,374,150 (3)	—	—
Thomas L. Strickland Former Executive Vice President and Chief Legal Officer	—	—	10,000	342,300 (4)
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	—	—	—	—
David S. Wichmann Executive Vice President and President of UnitedHealth Group Operations	—	—	—	—

(1)	Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our common stock at exercise, defined as the closing price on the date of exercise, or the average selling price if a same-day sale, and (b) the exercise price of the options.

(2)	Mr. Hemsley retained all shares he acquired upon the exercise of stock options. Mr. Hemsley’s value is computed as described in note (1) above and was based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Stock Splits Since Date of Award	Market Price at Exercise	Exercise Price
October 13, 1999	September 16, 2008	215,000	8:1	$26.7800	$8.7188
October 13, 1999	October 17, 2008	150,000	8:1	$24.3900	$8.7188

(3)	Mr. Mikan’s value is computed as described in note (1) above and was based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Stock Splits Since Date of Award	Average Selling Price at Exercise	Exercise Price
January 7, 2002	August 22, 2008	25,000	4:1	$30.2500	$18.1225
January 7, 2002	August 22, 2008	35,000	4:1	$30.2500	$17.3875
June 1, 2001	August 22, 2008	10,000	4:1	$30.2500	$16.6250
June 1, 2001	August 22, 2008	30,000	4:1	$30.3258	$14.1750

(4)	Mr. Strickland’s restricted stock award was granted on May 28, 2007 and its value is computed based on a closing stock price of $34.23 on May 28, 2008.

2008 Pension Benefits

The following table presents information regarding the present value of accumulated benefits payable under our non-qualified defined-benefit pension plans covering our named executive officers for fiscal 2008.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen J. Hemsley President and Chief Executive Officer	Individual Agreement for Supplemental Executive Retirement Pay	—	(1)	10,703,229 (1)	—
George L. Mikan III Executive Vice President and Chief Financial Officer	N/A	—		—	—
Thomas L. Strickland Former Executive Vice President and Chief Legal Officer	N/A	—		—	—
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	N/A	—		—	—
David S. Wichmann Executive Vice President and President of UnitedHealth Group Operations	N/A	—		—	—

(1)	Upon termination of Mr. Hemsley’s employment for any reason, a lump-sum benefit of $10,703,229 will be paid six months and one day after his termination. In the event of Mr. Hemsley’s death prior to payment of his entire supplemental retirement benefit, his surviving spouse will receive any unpaid benefit. The dollar amount of this lump sum benefit will not vary, regardless of Mr. Hemsley’s age, years of service or average compensation at the time of his actual termination.

2008 Non-Qualified Deferred Compensation

The following table presents information as of the end of 2008 regarding the non-qualified deferred compensation arrangements for our named executive officers for fiscal 2008.

Name (a)	Executive Contributions in Last FY ($) (1) (2) (b)	Registrant Contributions in Last FY ($) (1) (3) (c)	Aggregate Earnings in Last FY ($) (4) (d)	Aggregate Withdrawals/ Distributions ($) (5) (e)	Aggregate Balance at Last FYE ($) (1) (f)
Stephen J. Hemsley President and Chief Executive Officer	216,300	108,250	(427,977)	—	5,871,960
George L. Mikan III Executive Vice President and Chief Financial Officer	85,327	42,686	(53,434)	—	340,549
Thomas L. Strickland Former Executive Vice President and Chief Legal Officer	27,727	13,886	(2,961)	—	38,652
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	101,712	40,154	(74,334)	—	462,711
David S. Wichmann Executive Vice President and President of UnitedHealth Group Operations	75,963	38,024	(497,156)	—	875,329

(1)	All amounts in columns (b) and (c) are reported as compensation in the “2008 Summary Compensation Table.” In addition to the amounts shown in columns (b) and (c), column (f) includes the following amounts reported in the summary compensation table for prior years:

Name	Amount previously reported
Stephen J. Hemsley	$5,975,386
George L. Mikan III	$265,971
Thomas L. Strickland	—
Anthony Welters	$395,180
David S. Wichmann	$1,258,498

Because Mr. Strickland was not previously a named executive officer under SEC rules, his compensation has not previously been reported.

(2)

Named executive officers participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the plan, employees may generally defer up to 80% of their eligible annual base salary (100% prior to January 1, 2007) and up to 100% of their annual and long-term cash incentive awards. In addition, employee deferrals may be made to the plan when an employee’s contributions to the Company’s 401(k) plan reach certain limits imposed by the Internal Revenue Code (the “401(k) restoration option”). Amounts deferred, including Company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. The Company maintains a Rabbi Trust for the plan. The Company’s practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but the Company is under no obligation to do so except in the event of a change-in-control.

(3)	For the first 6% of the employee’s 401(k) restoration option and annual incentive award deferrals under our Executive Savings Plan, the Company provides a matching credit of up to 50% of amounts deferred at the time of each deferral. This matching credit does not apply to deferrals of base salary, long-term cash incentive awards, or other special incentive awards.

(4)	Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of unaffiliated mutual funds identified by the Company. The Executive Savings Plan does not credit above-market earnings or preferential earnings to amounts deferred. The returns on those mutual funds for the year ended December 31, 2008 ranged from -43.31% to 2.93%, with a median return of -36.46%. Executives may change their selection of measuring investments on a daily basis.

(5)	Under our Executive Savings Plan, unless a participant in the plan elects to receive distributions during the term of his or her employment with the Company, benefits will be paid no earlier than at the beginning of the year following the executive officer’s termination. However, upon a showing of severe financial hardship, an executive officer may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates, or a combination thereof. A participant may change his or her election with respect to the timing and form of distribution for such deferrals under certain conditions. However, for deferrals relating to services performed on or after January 1, 2004, participants may not accelerate the timing of the distributions.

Executive Employment Agreements

We have entered into an employment agreement with each of the named executive officers.

Stephen J. Hemsley

On November 7, 2006, the Board of Directors entered into an employment agreement with Mr. Hemsley to serve as President and CEO. The employment agreement provides for a four-year term that will extend automatically for additional one-year periods unless sooner terminated in accordance with the terms of the employment agreement. During the period of his employment, the Board of Directors will nominate Mr. Hemsley for election to the Board of Directors by the shareholders of the Company.

Under the employment agreement, Mr. Hemsley receives a base salary of $1,300,000, with any increases at the sole discretion of the Compensation Committee and ultimately the independent members of the Board of Directors. The employment agreement does not set any minimum or target level for any bonus or other incentive compensation. All bonus and incentive compensation awards are solely at the discretion of the Compensation Committee. Mr. Hemsley is eligible to participate in the Company’s generally available employee benefit programs.

Upon termination of Mr. Hemsley’s employment for any reason, he is entitled to a previously accrued and vested lump sum supplemental retirement benefit of $10,703,229 to be paid six months and one day after his termination.

If Mr. Hemsley’s employment is terminated by the Company without Cause, other than upon expiration of the term of the employment agreement, or by Mr. Hemsley for Good Reason, the Company will pay Mr. Hemsley a lump sum in an amount equal to his annual base salary for the longer of the remainder of the term under the employment agreement or twelve months.

If Mr. Hemsley’s employment is terminated because of his death or permanent disability, the Company will pay him or his beneficiaries a lump sum in an amount equal to two years’ total compensation of base salary plus the last two calendar years’ average bonus, excluding any special or one-time bonus or incentive compensation payments.

If Mr. Hemsley is terminated by the Company for Cause, by Mr. Hemsley without Good Reason or because of his retirement or upon expiration of the term of the employment agreement, he will not be entitled to any further compensation from the Company other than earned but unpaid salary and benefits.

As defined in the employment agreement, “Cause” generally means willful and continued failure to perform his duties after written notice and a failure to remedy the deficiency, a violation of the Company’s Code of Conduct that is materially detrimental to the Company and is not remedied after written notice, engaging in fraud, material dishonesty or gross misconduct in connection with the Company’s business or conviction of a felony. As defined in the employment agreement, “Good Reason” generally means an assignment of duties inconsistent with his position or duties, a relocation of the Company’s principal place of business, failure by the Board of Directors to elect Mr. Hemsley as CEO, failure by the Board of Directors to nominate Mr. Hemsley to serve on the Board of Directors, the Company’s failure to pay or provide Mr. Hemsley’s base salary, incentive compensation or other benefits, or any other material breach of Mr. Hemsley’s employment agreement that is not remedied.

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of the Company’s employees and customers or competing with the Company during the term of the employment agreement and the longer of two years following termination or the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

George L. Mikan III, Thomas L. Strickland, Anthony Welters and David S. Wichmann

Messrs. Mikan, Strickland, Welters and Wichmann each entered into an employment agreement with the Company, effective November 2006, May 2008, April 2007 and December 2006, respectively. The titles of these executive officers are specified in the “2008 Summary Compensation Table” above.

Under their respective employment agreements, Messrs. Mikan, Strickland, Welters and Wichmann report to the President and CEO of the Company and receive base salaries with any adjustments at the discretion of the Compensation Committee, including those adjustments described under “Compensation Discussion and Analysis – Elements of our Compensation Program – Annual Compensation.” These executive officers are eligible to participate in the Company’s incentive compensation plans. The target and maximum amount of any actual bonus payable to each executive officer is in the discretion of the Compensation Committee. These executive officers also are eligible to receive stock-based awards in the discretion of the Compensation Committee and to participate in the Company’s generally available employee benefit programs. During the term of each executive officer’s employment, in addition to the Company’s generally available benefits, the Company will provide each executive officer, at the Company’s expense, a $2 million face value term life insurance policy and a long-term disability policy which covers 60% of his base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

Each employment agreement and each executive officer’s employment may be terminated (a) at any time by mutual agreement or by the Company with or without Cause, (b) at any time by the executive officer with or without Good Reason and (c) upon the executive officer’s death or disability that renders him incapable of performing the essential functions of his job, with or without reasonable accommodation. If an executive officer’s employment is terminated by the Company without Cause or by the executive officer for Good Reason, the Company will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his annualized base salary as of his termination date, (b) 200% of the average of his last two calendar years’ bonus, excluding any equity awards and any special or one-time bonus or incentive compensation payments (except that with respect to Mr. Strickland, if termination occurs within two years following the effective date of his employment agreement, the amount payable will be 200% of the greater of his target incentive or the most recent year’s annual bonus after the first year anniversary of the effective date of the employment agreement), and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period.

For purposes of each applicable employment agreement, “Cause” generally means (a) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (b) a material violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Integrity and Compliance, (c) conviction of a felony, commission of any criminal or dishonest act or any conduct that is materially detrimental to the interests of the Company, or (d) material breach of the employment agreement. The employment agreement provides that the Company will, within 120 days of the discovery of the conduct constituting Cause, give the executive officer written notice specifying the conduct constituting Cause in reasonable detail and the executive officer will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery will be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

For purposes of each applicable employment agreement, “Good Reason” will generally exist if the Company (a) reduces the executive officer’s base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees, (b) moves the executive officer’s primary work location more than 50 miles, (c) makes changes that substantially diminish the executive officer’s duties or responsibilities, or (d) changes the executive officer’s reporting relationship away from the President and CEO of the Company. The employment agreement provides that the executive officer must give the Company written notice specifying in reasonable detail the circumstances constituting Good Reason within 120 days of becoming aware of the circumstances, or those circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, the Company will have 60 days to remedy the circumstances.

Pursuant to their respective employment agreements, each executive officer is subject to provisions prohibiting his solicitation of the Company’s employees or competing with the Company during the term of the employment agreement and two years following termination for any reason. In addition, each executive officer is prohibited at all times from disclosing confidential information related to the Company.

Potential Payments Upon Termination or Change-in-Control

The following table describes the potential payments to named executive officers upon termination of employment or a change-in-control of the Company as of December 31, 2008. Amounts are calculated based on the benefits available to the named executive officers under existing plans and arrangements, including each of their employment agreements described under “Executive Employment Agreements.”

	For Good Reason or Not For Cause ($)	Death ($)	Disability ($)	Retirement ($)	Change- in-Control ($)
Stephen J. Hemsley
Cash Payments	2,491,667	7,010,000	7,010,000	—	—
Annual Cash Incentive (1)	—	3,250,000	3,250,000	3,250,000	—
Long-Term Cash Incentive (2)	—	2,512,927	2,512,927	2,512,927	2,512,927
SERP	10,703,229	10,703,229	10,703,229	10,703,229	10,703,229
Insurance Benefits	—	—	420,000	—	—
Acceleration of Equity (3)	—	—	—	—	—

Total (4)	13,194,896	23,476,156	23,896,156	16,466,156	13,216,156
George L. Mikan III
Cash Payments	3,024,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	1,243,111	1,243,111	1,243,111	1,243,111
Insurance Benefits	—	2,000,000	420,000	—	—
Acceleration of Equity (3)	—	969,623	969,623	—	969,623

Total (4)	3,024,000	5,612,734	4,032,734	2,643,111	2,212,734
Thomas L. Strickland
Cash Payments	3,732,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	984,295	984,295	984,295	984,295
Insurance Benefits	—	2,000,000	420,000	—	—
Acceleration of Equity (3)	—	3,762,623	3,762,623	—	3,762,623

Total (4)	3,732,000	8,146,918	6,566,918	2,384,295	4,746,918
Anthony Welters
Cash Payments	2,612,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	1,273,898	1,273,898	1,273,898	1,273,898
Insurance Benefits	—	2,000,000	420,000	—	—
Acceleration of Equity (3)	—	1,818,057	1,818,057	—	1,818,057

Total (4)	2,612,000	6,491,955	4,911,955	2,673,898	3,091,955
David S. Wichmann
Cash Payments	2,812,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	1,319,154	1,319,154	1,319,154	1,319,154
Insurance Benefits	—	2,000,000	420,000	—	—
Acceleration of Equity (3)	—	969,623	969,623	—	969,623

Total (4)	2,812,000	5,688,777	4,108,777	2,719,154	2,288,777

(1)	Represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer’s estate, if applicable)

based upon a pro-rated portion of the award that the executive officer would have received but for the death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in note (4) to the “2008 Grants of Plan-Based Awards” table.

(2)	With respect to “For Good Reason or Not for Cause,” “Death,” “Disability” and “Retirement,” represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer’s estate, if applicable) based upon the portion of the incentive periods prior to death, disability or retirement and measurement of Company and executive performance based on performance through the end of the fiscal year of the Company which ends closest to the executive officer’s date of death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in note (5) to the “2008 Grants of Plan-Based Awards” table. With respect to “Change-in-Control,” represents the amount payable by the Company or its successor to each executive officer (or credit to the named executive officer’s account in the Company’s Executive Savings Plan if a timely deferral election is in effect), which is a pro-rated portion of the maximum long-term cash incentive award for which the executive officer is eligible for, for each incentive period within 90 days of the occurrence.

(3)	Represents the (i) unvested restricted stock unit awards multiplied by the closing stock price on December 31, 2008 ($26.60) and (ii) intrinsic value of the unvested equity awards which is calculated based on the difference between the closing price of our stock on December 31, 2008 ($26.60) and the exercise or grant price of the unvested stock options and SARs as of that date. Excludes unvested equity awards held by the executive officer that will not immediately vest upon termination, but will continue to vest through any applicable severance period because the intrinsic values of such equity awards are not determinable. Upon termination in which a named executive officer is entitled to severance, vesting of equity awards will continue for the period of severance. If the named executive officer’s employment is terminated by reason of retirement, certain unvested equity awards granted between 2002 and 2005 will continue to vest and be exercisable for a period of five years (but not after the award’s expiration date). At December 31, 2008, only Mr. Hemsley had met the retirement eligibility provisions. On January 21, 2009, Mr. Strickland resigned as the Company’s Executive Vice President and Chief Legal Officer. In connection with his resignation, the Compensation Committee accelerated the vesting of his outstanding stock appreciation rights and restricted stock awards. Mr. Strickland’s stock appreciation rights will remain exercisable until their original expiration date. Mr. Strickland’s stock appreciation rights had no intrinsic value on January 21, 2009 as the exercise price of such awards was greater than the closing stock price on such date. Based on a closing stock price of $25.05 on January 21, 2009, Mr. Strickland’s restricted stock awards had an intrinsic value of $3,543,373.

(4)	Does not include value of benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees or accrued balances under any non-qualified deferred compensation plan that is described above on page 50.

DIRECTOR COMPENSATION

Our compensation and benefit program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope, and align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Company’s Board of Directors. The Compensation Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the Board of Directors.

The Company uses annual retainers, meeting and committee fees, equity-based compensation, expense reimbursement and other forms of compensation, as appropriate, to attract and retain non-employee directors.

Cash Compensation – Annual Retainers, Meeting Fees and Committee Meeting Fees

Directors who are not Company employees receive an annual retainer of $30,000. In addition, we pay the Chairman of the Board an additional annual retainer of $300,000, and the Chairs of the Audit Committee and the Compensation Committee additional annual retainers of $5,000. The retainers are compensation for general preparation for meetings and responsibilities as a director. Each director also receives a meeting attendance fee of $1,500 for attending each Board of Directors meeting in person ($750 for attending by telephone) and a meeting attendance fee of $1,000 for attending each committee meeting in person ($500 for attending by telephone). We pay our directors who are unable to attend a meeting the standard telephone attendance fee if they receive a briefing by telephone prior to or after the meeting.

Director annual retainers, Board meeting fees, committee Chair fees and committee meeting fees are payable in cash on a quarterly basis. Under our Directors’ Compensation Deferral Plan (“Director Deferral Plan”), however, non-employee directors may elect annually to defer receipt of all or a percentage of their retainer, meeting fees and committee meeting fees. Amounts deferred are credited to a bookkeeping account maintained for each director participant and are distributable upon the termination of the director’s directorship for any reason. Subject to certain additional rules set forth in the Director Deferral Plan, participating directors may elect whether distribution is made in either:

•	an immediate lump sum;

•	a series of five or ten annual installments;

•	a delayed lump sum following either the fifth or tenth anniversary of the termination of the director’s directorship; or

•	pre-selected amounts and on pre-selected dates while the director remains a member of our Board of Directors.

The Director Deferral Plan does not provide for matching contributions by the Company, but our Board of Directors may determine, in its discretion, to supplement the accounts of participating directors with additional amounts. No accounts were supplemented in 2008. The Director Deferral Plan does not permit directors to defer stock options or other equity-based compensation.

Equity-Based Compensation – Stock Options, Restricted Stock Units and Conversion of Cash Compensation into Stock Options or Common Stock

Non-employee directors receive grants of equity awards under our 2002 Stock Incentive Plan. Under the 2002 Stock Incentive Plan and terms approved by the Board of Directors with respect to non-employee director grants, our non-employee directors receive:

•	a one-time grant of non-qualified stock options and/or restricted stock units for new directors;

•	quarterly grants of non-qualified stock options; and

•	grants of non-qualified stock options or shares of common stock to reflect a decision to convert certain cash compensation into equity.

The exercise price for all stock options granted under the 2002 Stock Incentive Plan is the closing sale price of our common stock on the NYSE on the date the option is granted.

A new director receives an initial one-time grant of non-qualified stock options to purchase 25,000 shares of our common stock. The new director may elect to take all or a portion of the initial one-time stock option award in restricted stock units, using a four-to-one conversion ratio (which would result in an award of 6,250 restricted stock units if all options were elected to be received in the form of restricted stock units). These stock options or restricted stock units, as the case may be, are granted on the date of the director’s appointment to the Board of Directors. The options or restricted stock units vest at a rate of 25% per year for four years, subject to service on the Board of Directors on the vesting date. A director is required to retain the underlying shares of this equity award (net of any exercise price or taxes) until he or she completes his or her service on the Board of Directors.

Non-employee directors also receive quarterly grants of non-qualified stock options to purchase 5,000 shares of our common stock. The quarterly grants are made automatically on the first business day following the end of each fiscal quarter and are exercisable immediately upon grant. This grant is in consideration of general service and responsibilities and required meeting preparation.

Directors may also elect to convert certain retainers and fees into either non-qualified stock options or shares of common stock of the Company. These include cash Board retainers, cash retainers for service as Chair of the Audit Committee or Compensation Committee and cash meeting attendance fees for regularly scheduled quarterly Board and committee meetings. The cash retainer for service as Chairman of the Board and cash meeting attendance fees for special meetings are not eligible for conversion. The conversion grants are made on the day of each regularly scheduled quarterly Board meeting and become exercisable immediately upon grant. If a director elects to convert his or her eligible cash compensation into stock options, he or she will receive a non-qualified stock option to purchase the number of shares of our common stock equal to four times the amount of the cash compensation foregone, divided by the fair market value of one share of our common stock on the date of grant. If a director elects to convert his or her eligible cash compensation into shares of our common stock, he or she will receive the number of shares equal to the cash compensation foregone, divided by the fair market value of one share of our common stock on the date of grant.

Reimbursement of Director Expenses and Health Care Coverage

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to incumbent directors who are not eligible for coverage under another group health care benefit program. Health care coverage is provided generally on the same terms and conditions as current employees. Upon retirement from the Board of Directors, current directors may continue to obtain health care coverage under benefit continuation and after lapse of the benefit continuation coverage, under the Company’s post-employment medical plan for up to ninety-six months if they are otherwise eligible. Directors who were not serving on the Board of Directors as of February 2009 and who are not eligible for coverage under another group health care benefit program or Medicare may also receive health care coverage.

Stock Ownership Guidelines

Under our stock ownership guidelines, we require directors to achieve ownership of 10,000 shares of the Company’s common stock (excluding stock options, but including restricted stock units after vesting) within five years upon appointment to the Board of Directors. Further, we require directors who were serving as of January 2007 to achieve ownership of 20,000 shares of the Company’s common stock by April 26, 2009. Messrs. Ballard, Burke and Leatherdale and Dr. Wilensky have met the ownership requirement.

2008 Director Compensation Table

The following table provides summary information for the fiscal year ended December 31, 2008 relating to compensation paid to or accrued by us on behalf of any of our non-employee directors who served in this capacity during 2008.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)	Option Awards ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
William C. Ballard, Jr.	67,500	—	189,206	—	—		256,706
Richard T. Burke	363,000	—	201,965	—	7,387	(5)	572,352
Robert J. Darretta	62,500	43,626	234,048	—	—		340,174
Michele J. Hooper	65,250	75,864	189,206	—	—		330,320
James A. Johnson (7)	20,450	—	139,114	—	50,000	(6)	209,564
Thomas H. Kean (7)	24,950	—	139,114	—	100,000	(6)	264,064
Douglas W. Leatherdale	64,610	—	203,271	—	—		267,881
Mary O. Mundinger, Dr.P.H. (7)	22,450	—	139,663	—	50,000	(6)	212,113
Glenn M. Renwick (7)	33,400	15,443	65,840	—	—		114,683
Robert L. Ryan (7)	26,700	—	139,401	—	50,000	(6)	216,101
Gail R. Wilensky, Ph.D.	59,660	—	194,018	—	—		253,678

(1)	Amounts reported include the following annual retainer, committee Chair retainer and/or meeting attendance fees earned by the directors but elected by the directors to be converted into shares of common stock or into options to purchase shares of common stock: Mr. Burke – $51,000 (6,730 options); Mr. Darretta – $51,000 (1,700 shares); Ms. Hooper – $51,000 (1,700 shares); Mr. Johnson – $18,450 (1,740 options); Mr. Kean – $18,450 (1,740 options);

Mr. Leatherdale – $52,360 (7,060 options); Dr. Mundinger – $15,950 (1,630 options); Mr. Renwick – $29,650 (1,170 shares); Mr. Ryan – $21,450 (2,090 options); and Dr. Wilensky – $24,205 (3,050 options). Mr. Renwick has elected to defer all cash compensation not converted into equity awards under the Director Deferral Plan.

(2)	The amount reported for Messrs. Darretta and Renwick and Ms. Hooper includes (i) incremental value of shares of common stock of $867, $270 and $867, respectively, issued in lieu of annual retainer and/or cash meeting fees (incremental value refers to the FAS 123R value of the shares issued less the amount of annual retainer and/or cash meeting fees foregone) and (ii) FAS 123R expense recognized in 2008 in connection with the Company’s initial grant in 2007 of 3,125 and 6,250 restricted stock units which vests over 4 years to Mr. Darretta and Ms. Hooper, respectively, and the Company’s initial grant in 2008 of 3,125 restricted stock units which vests over 4 years to Mr. Renwick.

The grant date fair values of the stock awards expensed in fiscal 2008 computed in accordance with FAS 123R, based on the closing stock price on the grant date, are as follows:

	2/19/08 ($)	6/5/08 ($)	7/24/08 ($)	11/7/08 ($)	4/17/07 ($)	10/30/07 ($)
Robert J. Darretta	13,462	13,237	12,159	13,009	170,688	—
Michele J. Hooper	13,462	13,237	12,159	13,009	—	299,375
Glenn M. Renwick	—	110,815	12,159	13,009	—	—

As of December 31, 2008, our non-employee directors held outstanding restricted stock unit awards as follows: Mr. Darretta – 3,125; Ms. Hooper – 6,250; and Mr. Renwick – 3,125.

(3)	The actual value to be realized by a director depends upon the appreciation in value of the Company’s stock and the length of time the stock option is held. No value will be realized with respect to any stock option if the Company’s stock price does not increase following the grant date. The amount reported in the column is based on the dollar amount recognized for financial statement reporting purposes with respect to the Company’s fiscal year ended December 31, 2008 in accordance with FAS 123R, but disregarding the estimate of forfeitures related to service-based vesting conditions. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see “Note 12 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008. Except as noted below for Messrs. Darretta and Renwick, all option awards were 100% vested on the grant date. Amounts reported include the following incremental values of options issued in lieu of annual retainer and/or cash meeting fees (incremental values refer to the FAS 123R values of the options issued less the amount of annual retainer and/or cash meeting fees foregone): Mr. Burke – $12,758; Mr. Johnson – $64; Mr. Kean – $64; Mr. Leatherdale – $14,065; Dr. Mundinger – $613; Mr. Ryan – $350; and Dr. Wilensky – $4,812. The amount reported for Mr. Darretta also includes the FAS 123R expense recognized in 2008 in connection with the Company’s initial one-time grant in 2007 of 12,500 non-qualified stock options, which vests over 4 years. The amount reported for Mr. Renwick also includes the FAS 123R expense recognized in 2008 in connection with the Company’s initial one-time grant in 2008 of 12,500 non-qualified stock options, which vests over 4 years.

The grant date fair values of the option awards expensed in fiscal 2008, computed in accordance with FAS 123R, are as follows:

	1/2/08 ($)	2/19/08 ($)	4/1/08 ($)	6/5/08 ($)	7/1/08 ($)	7/24/08 ($)	10/1/08 ($)	11/7/08 ($)	4/17/07 ($)
William C. Ballard, Jr.	67,097	—	42,920	—	40,024	—	39,165	—	—
Richard T. Burke	67,097	12,410	42,920	14,461	40,024	15,021	39,165	21,866	—
Robert J. Darretta	67,097	—	42,920	—	40,024	—	39,165	—	179,000
Michele J. Hooper	67,097	—	42,920	—	40,024	—	39,165	—	—
James A. Johnson	67,097	12,410	42,920	6,104	29,033	—	—	—	—
Thomas H. Kean	67,097	12,410	42,920	6,104	29,033	—	—	—	—
Douglas W. Leatherdale	67,097	10,930	42,920	14,836	40,024	16,625	39,165	24,034	—
Mary O. Mundinger, Dr.P.H.	67,097	7,173	42,920	9,390	29,033	—	—	—	—
Glenn M. Renwick	—	—	—	117,375	11,439	—	39,165	—	—
Robert L. Ryan	67,097	12,410	42,920	9,390	29,033	—	—	—	—
Gail R. Wilensky, Ph.D.	67,097	6,831	42,920	7,700	40,024	7,511	39,165	6,975	—

As of December 31, 2008, our non-employee directors held outstanding (and unexercised) option awards as follows: Mr. Ballard – 328,000 options; Mr. Burke – 366,140 options; Mr. Darretta –41,621 options; Ms. Hooper – 20,000 options; Mr. Johnson – 355,757 options; Mr. Kean –354,067 options; Mr. Leatherdale – 370,300 options; Dr. Mundinger – 330,317 options; Mr. Renwick – 18,929 options; Mr. Ryan – 143,467 options; and Dr. Wilensky – 290,920 options.

(4)	The Director Deferral Plan does not credit above-market earnings or preferential earnings to the amounts deferred. There are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(5)	In 2008, we paid $7,387 in health care premiums on behalf of Mr. Burke.

(6)	In honor of their service on the Board of Directors, we made contributions aggregating $50,000 to charitable organizations selected by each of Messrs. Johnson and Ryan and Dr. Mundinger. With respect to Mr. Kean, we made a donation of $100,000 to Drew University (where Mr. Kean was formerly President), which is being combined with donations from other companies to fund a visiting professorship in recognition of Mr. Kean’s contributions as Chairman of The National Commission on Terrorist Attacks upon the United States (more commonly known as the 9/11 Commission). The Company made similar donations to Drew University in 2007 and 2006.

(7)	On June 5, 2008, Messrs. Johnson, Kean and Ryan and Dr. Mundinger retired from the Board of Directors and Mr. Renwick was elected to the Board of Directors by the shareholders.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Approval or Ratification of Related-Person Transactions

The Board of Directors has adopted a written Related-Person Transactions Approval Policy which is administered by the Audit Committee. A copy of the policy is available on our website at www.unitedhealthgroup.com. Under the policy, the following “related-person” transactions are prohibited unless approved or ratified by the Audit Committee:

•

Any transaction or series of transactions directly or indirectly involving a director, executive officer or five-percent shareholder of the Company or any of their respective immediate family members, in which the Company or its subsidiaries is directly or indirectly a participant and the amount involved exceeds $1.00.

•	Any amendment or modification to an existing related-person transaction.

•	Any transaction or relationship involving a director that is not deemed to be immaterial under the Company’s Standards for Director Independence as then in effect.

Related-person transactions under the policy do not include:

•	Indemnification and advancement of expenses made pursuant to the Company’s Articles of Incorporation or Bylaws or pursuant to any agreement or instrument.

•

Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to the Company or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, Company management will determine whether a transaction falls under the definition of a related-person transaction, requiring review by the Audit Committee. Identifying possible related-person transactions involves a number of search and identification processes and procedures, including the following:

•	The Company annually requests each director, director nominee and executive officer of the Company to verify and update certain information, including:

▪

A list of the immediate family members of each executive officer of the Company. Under the policy, “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mothers- and fathers-in-law, sons- and daughters-in-law and any person (other than a tenant or employee) sharing the same household as the director, executive officer or five-percent shareholder.

▪	A list of the entities (except the Company) where a director or executive officer of the Company (or an immediate family member) is a director, executive officer or employee.

▪

A list of the entities where a director or executive officer of the Company (or an immediate family member) is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

▪	Each charitable or non-profit organization where a director or executive officer of the Company (or an immediate family member) is an executive officer, director or trustee.

•	The Company identifies five-percent shareholders of the Company by reviewing Schedules 13G and 13D filed with the SEC periodically.

•

The Company compiles a list of all above-referenced persons and entities provided by directors and executive officers, reviews the updated list, and expands the list if necessary, based on its review of SEC filings and Internet searches.

•	The Company distributes the list within the Company, including applicable subsidiaries of the Company, and conducts periodic searches to identify any potential related-person transactions.

•

The Company reviews search results and, with respect to any transactions that fall within the definition of related-person transactions under the policy, submits relevant information to the Audit Committee for approval, ratification or other action. The Nominating Committee also reviews the identified related-person transactions in connection with its recommendations to the Board of Directors on the independence determinations of each director of the Company.

In determining whether to approve or ratify a related-person transaction, the Audit Committee will consider, among others, the following factors to the extent deemed relevant by the Audit Committee:

•

Whether the terms of the related-person transaction are fair to the Company and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or five-percent shareholder of the Company.

•	Whether there are demonstrable business reasons for the Company to enter into the related-person transaction.

•	Whether the related-person transaction could impair the independence of a director under the Company’s Standards for Director Independence.

•

Whether the related-person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or other actions will be taken in each case as determined by the Audit Committee so as to avoid or otherwise address any resulting conflict of interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement.

Related-Person Transactions

Dr. Shine is the executive vice chancellor for health affairs of the University of Texas System (the “UT System”), which includes six health institutions. The health institutions are part of the Company’s broad national network of hospitals and physicians and other care providers. During the UT System’s 2008 fiscal year, we paid the UT System approximately $248 million for medical expenses on behalf of consumers who obtain health insurance from us and approximately $2.9 million for other network provider services. In addition, members of some of our self-funded customers paid approximately $150 million for health care services received through the UT System.

Dr. Shine had no interest in any of these transactions and was not involved in the negotiations of any of the contractual agreements. We believe the pricing terms were determined on an arm’s length basis and were within the range of comparable contracts with similar facilities in the Texas market.

Advances of Defense Costs for Certain Litigation Matters

Certain current and former officers and directors of the Company have been named as defendants in lawsuits arising out of the issues relating to the dating of stock options. The current and former directors and officers who have been named as defendants in these actions have a legal right under the Minnesota Business Corporation Act and the Company’s Bylaws to advancement of their costs of defense. Accordingly, in 2008, we have advanced defense costs on behalf of the current and former directors and officers of approximately $16.8 million.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2008, Messrs. Darretta and Leatherdale and Dr. Wilensky served on the Compensation Committee. None of these persons has ever been an officer or employee of the Company or any of our subsidiaries and has no interlocking relationships requiring disclosure under applicable SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three non-employee directors, all of whom are audit committee financial experts, as defined by the SEC. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company’s Standards for Director Independence. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has discussed and reviewed with both management and Deloitte & Touche LLP management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche LLP’s attestation. The Audit Committee also discussed with management and Deloitte & Touche LLP the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm in separate sessions the Company’s consolidated financial statements for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.

The Audit Committee discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and Rule 2-07 of Regulation S-X. The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s review of the financial statements, independent discussions with management and Deloitte & Touche LLP, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 be included in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008 filed with the SEC.

Members of the Audit Committee

William C. Ballard, Jr., Chair

Robert J. Darretta

Glenn M. Renwick

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees billed to the Company for the fiscal year ended December 31, 2008 represent fees billed by the Company’s principal independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, “Deloitte & Touche”). The Audit Committee pre-approved the audit and non-audit services provided in fiscal year 2008 by Deloitte & Touche, as reflected in the table below.

	Fiscal Year Ended
Fee Category	2008	2007
Audit Fees	$23,765,000	$25,650,000
Audit-Related Fees (a)	1,398,000	1,800,000

Total Audit and Audit Related Fees	$25,163,000	$27,450,000
Tax Fees (b)	1,557,000	1,650,000
All Other Fees (c)	—	125,000

Total	$26,720,000	$29,225,000

(a)	Audit-Related Fees include benefit plan and other required audits, certain AICPA agreed-upon procedures, internal control assessments and due diligence services.

(b)	Tax Fees include tax compliance, planning and support services.

(c)	All Other Fees include certain actuarial reviews, security systems assistance, risk management support and contract analysis and review assistance services.

Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit and Non-Audit Services Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Approval Policy (the “Policy”) outlining the scope of services that Deloitte & Touche may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte & Touche to perform audit, audit-related, tax and other services. In addition to providing detailed descriptions of the specific types of services which may be provided under these four categories, the Policy also specifies certain non-audit services that may not be performed by Deloitte & Touche under any circumstances.

Pursuant to the Policy, the Audit Committee pre-approved for each service sub-category a fee threshold under which all services are deemed pre-approved for 2008 and 2009. All fees reported above were approved pursuant to the Policy. Additional specific pre-approval is required from the Audit Committee to exceed these pre-approved dollar amounts for proposed new individual projects exceeding specified dollar thresholds, or to add new specific service sub-categories. The services provided by our independent registered public accounting firm and related fees are discussed with the Audit Committee at each regular meeting, and the Policy is evaluated and updated periodically by the Audit Committee.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The Board of Directors has proposed that shareholders ratify this appointment at the Annual Meeting. If shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. The Audit Committee evaluates, at least every three years, whether to rotate our independent registered public accounting firm.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent. The Board of Directors has recommended a vote against the proposal for the reasons set forth following the proposal.

Shareholder Proposal — Advisory Vote on Executive Compensation

We have been informed that The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, a beneficial holder of 2,100 shares of common stock and in conjunction with Missionary Oblates of Mary Immaculate and Trillium Asset Management as co-sponsors, intends to introduce at the Annual Meeting the following resolution.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

“RESOLVED, that shareholders of UnitedHealth Group request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.”

SUPPORTING STATEMENT

Former UnitedHealth Group CEO William McGuire recently agreed to pay $30 million and forfeit 3.7 million stock options as part of what the Wall Street Journal has referred to as, “one of the largest executive-pay givebacks in history.” The prominence of this and other high profile cases has led to increasing investor concern over ballooning executive compensation. It has also led to frustration over the current lack of any formal mechanism for investors to express opinions on the compensation of named executive officers.

Evidencing this concern, votes on “Say on Pay” resolutions in 2008 averaged 43% in favor, with ten resolutions receiving the support of a majority of shares voted. Nine leading public companies have now agreed to an advisory vote. Following Aflac’s first advisory vote in 2008, the company’s Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

The influential proxy voting advisory service RiskMetrics Group recommends voting in favor of “Say on Pay” resolutions, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

RiskMetrics is not alone in its support of allowing investors to have a say on pay. In April 2007, the U.S. House of Representatives passed a bill to allow annual advisory votes by a 2-to-1 margin. During the 2008 presidential campaign, Senators Obama and McCain both voiced support for say on pay. In Europe, the EU Commission has recommended that the directors’ remuneration policy be submitted to a vote to increase accountability.

The Council of Institutional Investors, which has also endorsed advisory votes on pay, has stated that, “Executive compensation is the most critical and visible aspect of a company’s governance.” Shortly after the options-backdating scandal that led to the resignation of former Chair and CEO William McGuire, current CEO Stephen Hemsley offered assurances that UnitedHealth would, “be unrelenting in achieving the highest standards for governance and integrity.” (BusinessWeek.com, 10/18/06, “The Ties UnitedHealth Failed to Disclose”) We urge our board to uphold this promise by instituting this best-practice governance reform and allowing shareholders to have a say on pay.

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by the Nathan Cummings Foundation and has concluded that the proposal would not be in the best interests of the Company and its shareholders at this time. Our Nominating and Corporate Governance Committee and the entire Board have studied the merits of advisory votes carefully and continue to believe it is not necessary to adopt this proposal.

Our Compensation Committee, which consists entirely of independent directors, is responsible for the careful design and implementation of our compensation policies and programs—as described in the section entitled “Compensation Disclosure and Analysis – Elements of our Compensation Program.” We believe that these compensation policies and programs are fully serving the interests of the shareholders and the Company, as well as being appropriately balanced and competitive to accomplish the critical tasks of recruiting and retaining talented senior executives and motivating those executives to achieve superior value for our shareholders over the longer term.

The proponent of this proposal believes that a non-binding (yes or no) advisory vote by shareholders would provide an effective mechanism for investors to express opinions on the compensation of the named executive officers. In fact, executive compensation is a complex topic. A single yes or no vote does not effectively distinguish among the various elements of compensation and goals and thus does not offer a mechanism for constructive input by our shareholders into a matter of considerable complexity and great importance.

The Board of Directors of the Company believes that better alternatives exist to obtain shareholder input on our executive compensation practices. For instance, we have taken the following steps to promote greater engagement and accountability to shareholders with respect to our executive compensation practices:

•	Our 2007 declassification of our board;

•	Our 2008 actions to provide for majority voting for all directors;

•	The independence of our Compensation Committee, in compliance with SEC, NYSE and IRS independence requirements for Compensation Committee members;

•

The regular extensive disclosures we provide on executive compensation, in compliance with SEC rules, including a thorough explanation of the Company’s compensation philosophy and practices and the basis for particular pay decisions; and

•

Regular discussions between UnitedHealth Group and our shareholders on executive pay, including direct outreach and engagement by the Company with a number of large, long-standing shareholders for purposes of listening to their insights and opinions about the Company’s compensation practices and learning about executive compensation trends and developments.

We believe that these actions have had and will continue to have direct and observable effects on our executive compensation determinations.

Shareholder proposals similar to this proposal have been presented for a shareholder vote at each of our last two annual meetings and, in each instance, have received less than a majority support. In addition, the investment community is divided in its views about the usefulness of an advisory vote, when balanced against the resources required by the investment community to implement it. Because of the continuing interest of some shareholder groups, the Board of Directors continues to believe it is important for the Company to monitor developments in this area, but does not believe that it would be prudent to adopt an advisory vote policy at this time.

For the reasons described above, the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

In order to be eligible for inclusion in our proxy statement for our 2010 Annual Meeting or to be considered at that meeting, shareholder proposals must be received, in writing, at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors, not later than December 24, 2009. Shareholder proposals received after December 24, 2009 would be untimely. Shareholder proposals must be in the form provided in our Bylaws. If we do not receive a shareholder proposal by the deadline described above, the proposal may be excluded from the proxy statement and from consideration at the 2010 Annual Meeting. This advance notice requirement supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.

HOUSEHOLDING NOTICE

We have adopted “householding” procedures that allow us to deliver one Notice or a single copy of each of the annual report, proxy statement and other documents related to a shareholder meeting to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. Each registered shareholder living in that household will receive a separate proxy card if the householded proxy materials are received by mail.

If you participate in householding but wish to receive a separate copy of this proxy statement or our annual report, we will deliver a separate copy of these documents to you promptly upon your written or oral request to the Secretary to the Board of Directors, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (800) 328-5979. You may opt-in or opt-out of householding at any time by contacting our transfer agent, Wells Fargo Shareowner Services at (877) 602-7615. Your householding election will apply to all materials mailed more than 30 days after your request is received.

Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of printing and mailing duplicate materials. As an alternative to householding, you may choose to receive documents electronically. Instructions for electing electronic delivery are described in Question 6 of the “Questions and Answers about the Annual Meeting and Voting” above.

We have been notified that some banks and brokers will household proxy materials. If your shares are held in “street name” by a bank or broker, you may request information about householding from your bank or broker.

OTHER MATTERS AT MEETING

In accordance with the requirements of advance notice described in our Bylaws, no shareholder nominations or shareholder proposals other than those included in this proxy statement will be presented at the 2009 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Dannette L. Smith

Secretary to the Board of Directors

Dated: April 23, 2009

APPENDIX A

UNITEDHEALTH GROUP

STANDARDS FOR DIRECTOR INDEPENDENCE

The UnitedHealth Group Board of Directors (the “Board”) will be composed of a majority of directors who are independent and its nominating, compensation and audit committees will be composed entirely of directors who are independent for purposes of the New York Stock Exchange (“NYSE”) Corporate Governance Rules. For a director to be deemed “independent,” the Board will affirmatively determine, based on all relevant facts and circumstances, that the director has no material relationship with UnitedHealth Group Incorporated (together with its subsidiaries, the “Company”), either directly or as a director, partner, shareholder and/or officer of an entity that has a relationship with the Company. The Company will identify which directors are independent and disclose the basis for that determination in its annual proxy statement for the election of directors. The Board, pursuant to the recommendation of its nominating committee, has adopted the following guidelines to assist in determining independence.

Material Relationships With The Company

A director will be deemed to have a material relationship with the Company and not be considered independent, if any of the following apply:

•

The director or an immediate family member (as defined below) is, or has been within the last three years, employed by the Company or has received during any twelve-month period within the last three years any direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service);

•	The director is, or has been within the last three years, an “affiliated person” of the Company, as that term is used in Section 10A of the Securities Exchange Act of 1934;

•

(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

•

The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; and

•

The director or an immediate family member is a current executive officer of a tax-exempt organization that receives contributions from the Company or a Company-affiliated tax exempt organization, in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues.

Material Relationships With An Executive Officer

Consistent with the expectation that non-employee directors will not have professional or financial relationships (including side-by-side investments) that could impair their independence, a director will be deemed to have a material relationship with the Company and not be considered independent, if any of the following apply:

•	The director receives, or has an immediate family member who receives, any direct compensation from an executive officer or any immediate family member of an executive officer of the Company;

•

An entity affiliated with the director or with an immediate family member receives any payment from any executive officer of the Company, other than in a routine, commercial or consumer transaction with terms no more favorable than those customarily offered to similarly-situated persons;

•

The director or an immediate family member receives, or is affiliated with an entity that receives, any payment, whether direct or indirect, for legal, accounting, financial or other professional services provided to an executive officer of the Company or an immediate family member of an executive officer; and

•

The director or an immediate family member is a current executive officer of a tax-exempt organization that receives contributions from an executive officer of the Company, in an amount which exceeds the lesser of $50,000 or 1% of the tax exempt organization’s consolidated gross revenues in that fiscal year.

Relationships That Are Not Material

A director generally will not be deemed to have a material relationship with the Company and will be considered independent, if any of the following, when viewed singularly, apply:

•

A transaction in which the director’s interest arises solely from the director’s position as a director or advisory director (or similar position) of another corporation or organization that is a party to the transaction, and the director did not participate in furtherance or approval of the transaction and the transaction was negotiated on an arms length basis;

•

A transaction in which the director’s interest arises solely from the director’s ownership of an equity or limited partnership interest in the other party to the transaction, so long as the aggregate ownership of all directors, director nominees, executive officers and 5% shareholders of the Company (together with their immediate family members) does not exceed 5% of the equity or partnership interests in that other party;

•

A relationship arising solely from the director’s status as an employee or non-controlling equity owner of a company to which the Company was indebted at the end of the Company’s last full fiscal year in an aggregate amount not in excess of 5% of the Company’s total consolidated assets;

•

The director, or an organization of which the director is an executive officer or in a similar position, purchasing health care services from the Company on terms no more favorable to the director or such organization than those customarily offered to similarly-situated persons who are not directors or executive officers of the Company;

•

Ownership by the director of equity or other securities of the Company, as long as the director is not the beneficial owner, directly or indirectly, of more than 10% of any class of the Company’s equity securities;

•	The receipt by the director of compensation for service as a member of the Board of Directors or any committee thereof, including regular benefits received by other outside directors;

•	Any other relationship or transaction that is not listed above and in which the amount involved does not exceed $50,000;

•	Any immediate family member of the director having any of the above relationships; and

•	Any relationship between the Company and a non-immediate family member of the director.

Definitions

For purposes of these standards:

•	“Executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934; and

•

“Immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home. When applying the look-back provision in Section 303A.02(b) of the NYSE’s Corporate Governance Rules, the Company need not consider any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The Board shall undertake an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director shall be asked to provide the Board with full information regarding the director’s business and other relationships with the Company and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand directors or members of their immediate family, and, on the other hand, the Company and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to any other approval requirements of the Company.

COMPANY #

UNITEDHEALTH GROUP

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 2, 2009

10:00 a.m. Central Time

UnitedHealth Group South

9701 Data Park Drive

Minnetonka, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on June 2, 2009

Notice is hereby given that the Annual Meeting of Shareholders of UnitedHealth Group will be held at UnitedHealth Group South, 9701 Data Park Drive, Minnetonka, Minnesota on Tuesday, June 2, 2009 at 10:00 a.m. Central Time. For driving directions to the Annual Meeting, please see the information posted on our website at http://www.unitedhealthgroup.com/investors/FAQ.aspx.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement, Form 10-K, as amended, and Summary Annual Report are available at www.ematerials.com/unh.

Matters intended to be acted upon at the meeting are:

The Board of Directors recommends that you vote FOR Proposals 1 and 2 and AGAINST Proposal 3:

1.	Election of Directors
	a.	William C. Ballard, Jr.	d.	Stephen J. Hemsley	g.	Glenn M. Renwick
	b.	Richard T. Burke	e.	Michele J. Hooper	h.	Kenneth I. Shine, M.D.
	c.	Robert J. Darretta	f.	Douglas W. Leatherdale	i.	Gail R. Wilensky, Ph.D.

2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.

3.	Shareholder proposal concerning advisory vote on executive compensation.

You may immediately vote your proxy on the Internet at:

www.eproxy.com/unh

•   Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Central Time on June 1, 2009. *Cut-off date for UnitedHealth Group 401(k) Plan Participants is May 28, 2009 at 11:59 p.m. Central Time to allow time for the 401(k) plan administrators to vote on your behalf.

• Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you want to receive a paper copy or an e-mail with links to the electronic materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 20, 2009 to facilitate timely delivery.

Internet – Access the Internet and go to www.ematerials.com/unh. Follow the instructions to log in and order copies.

Telephone – Call us free of charge at 866-697-9377 in the U.S. or Canada using a touch-tone phone and follow the instructions to log in and order copies.

Email – Send us an email at ep@ematerials.com with “UNH Materials Request” in the subject line.
The email must include:

• The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this notice.

• Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.

• If you choose email delivery you must include your email address.

• If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.

ADMISSION CARD

UNITEDHEALTH GROUP INCORPORATED

2009 Annual Meeting of Shareholders

Tuesday, June 2, 2009

10:00 a.m. Central Time

UnitedHealth Group South

9701 Data Park Drive

Minnetonka, Minnesota

PLEASE ADMIT	NON-TRANSFERABLE

If you plan to attend the 2009 Annual Meeting of Shareholders, please write your name and address in the space provided below and present this admission card and photo identification at the registration desk.

Name:

Address:

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement, Form 10-K, as amended, and Summary Annual Report are available at www.ematerials.com/unh.

For driving directions to the Annual Meeting, please see the information posted on our website at http://www.unitedhealthgroup.com/investors/FAQ.aspx.

PROXY

UNITEDHEALTH GROUP INCORPORATED

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

TUESDAY, JUNE 2, 2009

By signing the proxy, you revoke all prior proxies and appoint each of Christopher J. Walsh and Dannette L. Smith, each individually, and with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof. These shares of stock will be voted as you specify on the reverse side. If no choice is specified, this proxy will be voted FOR Proposals 1 and 2, AGAINST Proposal 3, and in the discretion of the named proxies on all other matters that may properly come before the meeting.

If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card or your submission of an Internet or telephone vote will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 11:59 p.m. Central Time on May 28, 2009, the plan shares credited to this 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

VOTE BY INTERNET – www.eproxy.com/unh

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Central Time on June 1, 2009*. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you consented to access your proxy information electronically, or if you are a current employee of UnitedHealth Group and hold UnitedHealth Group shares in our 401(k) savings plan or Employee Stock Purchase Plan account, you may view the documents related to the 2009 Annual Meeting of Shareholders by visiting our website at www.ematerials.com/unh. If you would like to reduce the costs incurred by UnitedHealth Group in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-560-1965

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Central Time on June 1, 2009*. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to UnitedHealth Group Incorporated, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873. Proxy cards sent by mail must be received no later than June 1, 2009*.

*Cut-off date for UnitedHealth Group 401(k) Plan Participants is May 28, 2009 at 11:59 p.m. Central Time to allow time for the 401(k) plan administrators to vote on your behalf.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2 and AGAINST Proposal 3.
1.	Election of directors:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	a.	William C. Ballard, Jr.	☐	☐	☐	f.	Douglas W. Leatherdale	☐	☐	☐

	b.	Richard T. Burke	☐	☐	☐	g.	Glenn M. Renwick	☐	☐	☐

	c.	Robert J. Darretta	☐	☐	☐	h.	Kenneth I. Shine, M.D.	☐	☐	☐

	d.	Stephen J. Hemsley	☐	☐	☐	i.	Gail R. Wilensky, Ph.D.	☐	☐	☐

	e.	Michele J. Hooper	☐	☐	☐

2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.								☐ For	☐ Against	☐ Abstain

3.	Shareholder proposal concerning advisory vote on executive compensation.								☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

For address changes, please check this box and indicate changes below. ☐

Please indicate if you plan to attend this meeting. Yes ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.